UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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HealthMarkets, Inc.

(Name of Registrant as Specified in its Charter)

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HEALTHMARKETS, INC.
9151 BOULEVARD 26
NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held December 1, 2009

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of HealthMarkets, Inc., a Delaware corporation (the “Company”), at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas on Tuesday December 1, 2009, at 9:30 a.m., Central Standard Time.

This Information Statement is being delivered in connection with the approval of the Second Amended and Restated HealthMarkets, Inc. 2006 Management Option Plan.

Members of HealthMarkets’ Board of Directors have approved, and stockholders holding approximately 90% of our outstanding Common Stock as of October 30, 2009 have indicated that they intend to vote in favor of, the Second Amended and Restated HealthMarkets, Inc. 2006 Management Option Plan. Therefore, the proposal will be assured of receiving the required vote and will be approved at the Special Meeting and will become effective immediately following the Special Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: November 10, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 1, 2009
PROPOSAL 1
COMPENSATION DISCUSSION AND ANALYSIS
2008 Performance Targets
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
2. OTHER BUSINESS

INFORMATION STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 1, 2009

General

This Information Statement is being distributed in connection with a Special Meeting of Stockholders (the “Special Meeting”) of HealthMarkets, Inc., a Delaware corporation (the “Company”, “we”, “our”, “us”, or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on Tuesday December 1, 2009, at 9:30 a.m., Central Standard Time.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about November 10, 2009.

Our Board of Directors has approved, and has recommended that the stockholders approve, a proposal to approve the second amendment and restatement of the HealthMarkets, Inc. 2006 Management Option Plan (the “Second Amended and Restated HealthMarkets, Inc. 2006 Management Option Plan”) (the “Proposal”).

Voting

The Board of Directors has selected the close of business on October 30, 2009 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock, par value $0.01 per share, and Class A-2 Common Stock, par value $0.01 per share (collectively, the “Common Stock”), entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities of ours that entitle holders to vote at the Special Meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the Special Meeting.

Members of the Board of Directors, members of our management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) owning approximately 90% of our outstanding Common Stock as of the Record Date have indicated that they intend to vote in favor of the adoption of the Second Amended and Restated HealthMarkets, Inc. 2006 Management Option Plan. Because the Consenting Stockholders control more than a majority of the voting power, the Proposal is assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies from the holders of the Class A-2 Common Stock. The Proposal will be effective immediately following the adjournment of the Special Meeting.

Stockholders attending the Special Meeting are welcome to vote at the Special Meeting and may address any matters that may properly come before the meeting.

How Many Shares of HealthMarkets Common Stock were Outstanding as of the Record Date?

As of October 30, 2009, our record date, 31,026,166.2016 shares of our Common Stock were issued and 29,342,895.6216 shares were outstanding, consisting of 26,772,435.6216 shares of Class A-1 Common Stock and 2,570,460.0000 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares are needed to constitute a Quorum at the meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Special Meeting. However, the stockholders present at the Special Meeting may adjourn the meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposal?

The affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the Proposal. Abstentions will have the same effect as votes against the Proposal, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposal?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposal, thereby ensuring that such Proposal will be adopted. Therefore, the solicitation of proxies is not necessary, and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will the Proposal Become Effective?

The Proposal will be effective immediately following the completion of the Special Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about November 10, 2009 and will hold our Special Meeting on December 1, 2009.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Special Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposal Is Effective?

Those stockholders that attend the Special Meeting will be notified then of the effectiveness of the Proposal. In addition, we will notify our stockholders of the effective date of the Proposal described in this Information Statement when we file our Form 10-K for the fiscal year ended December 31, 2009, which will be the first Annual Report on Form 10-K following the Special Meeting.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Securities Exchange Act of 1934 requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

SECOND AMENDED AND RESTATED HEALTHMARKETS
2006 MANAGEMENT OPTION PLAN

HealthMarkets, Inc. (the “Company” or “HealthMarkets”)) is seeking approval of the Second Amended and Restated HealthMarkets 2006 Management Stock Option Plan (the “2006 Plan”), in order to: (i) increase the number of shares of the Company’s Class A-1 Common Stock issuable under the 2006 Plan, the number of shares issuable to any individual participant in any year and the number of shares that may be granted as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), in each case, by 1,350,000 from 3,239,741 to 4,589,741 and (ii) permit the grant of restricted shares of Class A-1 Common Stock (“Restricted Stock”) and restricted stock units denominated in shares of Class A-1 Common Stock (“Restricted Stock Units”).

The second amendment and restatement of the 2006 Plan is generally necessary for the Company to continue to attract and retain officers and other key employees and is specifically necessary to make effective (1) the grant of an option to purchase 506,650 shares of the Company’s Class A-1 Common Stock to the Company’s Chief Executive Officer, Phillip Hildebrand, the grant of 506,650 shares of Restricted Stock to Mr. Hildebrand, the grant of 25,862 shares of Restricted Stock to Mr. Hildebrand, the grant of an option to purchase 303,990 shares of the Company’s Class A-1 Common Stock to the Company’s Executive Vice President and Chief Administrative Officer, Anurag Chandra and the grant of 303,990 shares of Restricted Stock to Mr. Chandra, in each case, as contemplated by the employment agreement by and between the respective executive and the Company and (2) the grant of additional awards to other officers and key employees who have not yet been identified, which is expected to occur in the future. The Company’s Board of Directors (the “Board”) believes that employees of the Company should continue to receive awards denominated in shares of the Company’s Class A-1 Common Stock to provide them with an increased stake in the Company’s financial performance, thereby strengthening their alignment with stockholders of the Company.

The following is a summary of the 2006 Plan, as proposed to be further amended and restated, and does not cover all aspects of the 2006 Plan. The summary is qualified in its entirety by the terms of the proposed second amended and restated 2006 Plan set forth as Exhibit A to this Information Statement. Stockholders are encouraged to review Exhibit A in its entirety.

Purpose

The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance.

Administration

The 2006 Plan is administered by the Board, which may from time to time delegate all or any part of its authority under the 2006 Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two directors appointed by the Board. If such directors constitute “outside directors” for purposes of the exemption set forth in Section 162(m)(4)(C) of the Internal Revenue Code (the “Code”) from the limitation on deductibility imposed by Section 162(m) of the Code (the “Performance-Based Exception”), such directors (or a subset thereof) will be delegated authority to administer the 2006 Plan. The Board (or, as delegated by the Board, a committee or subcommittee thereof) is authorized to interpret the 2006 Plan and related agreements or documents. Any determination by the Board pursuant to any provision of the 2006 Plan or any related agreements or documents will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

Eligibility

All employees of the Company or any of its subsidiaries, non-employee directors of the Company and any person who has agreed to commence serving in any such capacities within ninety (90) days of the date of grant may be selected by the Board to receive awards under the 2006 Plan. The Board has sole and complete discretion in determining which individuals will participate in the 2006 Plan and the number of shares of Class A-1 Common Stock subject to such awards. While the persons to whom awards will be made in future years and the amounts and nature of such awards cannot be determined at this time, it is presently estimated that approximately 1,300 individuals are eligible to participate in the 2006 Plan. Participants may receive successive awards under the 2006 Plan while restrictions on prior awards are still outstanding.

Maximum Number of Shares; Anti-Dilution Adjustments

Subject to adjustment as discussed below, the number of shares of Class A-1 Common Stock that may be issuable pursuant to awards under the 2006 Plan, as amended and restated, may not exceed in the aggregate 4,589,741 shares of Class A-1 Common Stock. Subject to adjustment as discussed below, and to satisfy the requirements of Section 162(m) of the Code, the number of shares of Class A-1 Common Stock that may be issuable to any single participant during the term of the 2006 Plan pursuant to (i) option rights or (ii) Restricted Stock or

Restricted Stock Units that are intended to qualify for the Performance-Based Exception (such Restricted Stock or Restricted Stock Units, the “Performance-Based Restricted Awards”) will not exceed in the aggregate 4,589,741 shares of Class A-1 Common Stock. The total number of available shares of Class A-1 Common Stock that may be issuable upon exercise of option rights intended to be incentive stock options may not exceed 4,589,741. Shares issuable under the 2006 Plan may be shares of original issuance, treasury shares or a combination thereof.

The number of shares available for issuance will be adjusted to account for shares relating to awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any option price by the transfer to the Company of shares of Class A-1 Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under the 2006 Plan, any shares that were covered by that award will again be available for issue or transfer thereunder; provided, however, that shares of Class A-1 Common Stock withheld to satisfy tax withholding obligations will be deemed delivered.

The Board will make or provide for substitution or adjustments in the numbers of shares of Class A-1 Common Stock covered by outstanding awards granted, and in the kind and, to the extent applicable, option price of shares covered by outstanding awards and/or such other equitable substitution or adjustments as the Board, in its sole discretion, exercised in good faith, may determine to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from (a) any stock dividend, extraordinary cash-dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reclassification, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or similar event. In addition, in the event of any such transaction or event, the Board (or, as delegated by the Board, a committee or subcommittee thereof) may in its discretion provide for substitutions and adjustments that may include, without limitation, (i) canceling all awards other than option rights in exchange for cash payments equal to the value of the consideration paid to a shareholder of a share of Class A-1 Common Stock in connection with an adjustment event and (ii) with respect to option rights, cancelling such option rights in exchange for cash payments equal to the excess, if any, of the value of the consideration paid to a shareholder of a share of Class A-1 Common Stock over the option price per share subject to such option right in connection with an adjustment event. The Board may also make or provide for adjustments in the aggregate number and class of shares available for issuance under the 2006 Plan as the Board in its sole discretion, exercised in good faith, will determine is appropriate to reflect any transaction or event described above; provided, however, that any such adjustment to the number of incentive stock options available for grant will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an incentive stock option to fail so to qualify. The Board may also in its discretion modify the performance criteria or the related minimum acceptable level of achievement applicable to any award, in whole or in part, as the Board deems appropriate and equitable to reflect any adjustment event, except where the effect of the modification would be to cause a Performance-Based Restricted Award to no longer constitute a Performance-Based Restricted Award.

Description of Awards

The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to participants of options to purchase shares of Class A-1 Common Stock, Restricted Stock and Restricted Stock Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements discussed below.

Option Rights

Option rights granted under the 2006 Plan may be (i) options rights that are intended to qualify as “incentive stock options” under Section 422 of the Code, (ii) options rights that are not intended to be incentive stock options, or (iii) combinations of the foregoing. Each grant will specify the number of shares of Class A-1 Common Stock to which it pertains, subject to the limitations and adjustments discussed above, and also will specify an option price per share. The option price may not be less than 100% of the Fair Market Value (as defined in the 2006 Plan) on the date of grant, except that the option price of an incentive stock option issued to a Ten Percent Employee (as defined in the 2006 Plan) may not be less than 110% of the Fair Market Value on the date of grant.

Successive grants may be made to the same participant whether or not any option rights previously granted to such participant remain unexercised. Each grant will specify the period or periods of continuous service by the optionee with the Company or any subsidiary that is necessary before the option rights or installments thereof will become exercisable and may provide for the earlier exercise of such option rights in the event of a Change of Control (as defined in the 2006 Plan) or such other times as the Board may determine. The Board may, at or after the date of grant of any option rights (other than incentive stock options), provide for the payment of dividend equivalents to the optionee.

Any grant of option rights may specify Management Objectives (as defined in the 2006 Plan) that must be achieved as a condition to the exercise of such rights. Management Objectives are measurable performance objective or objectives established, when so determined by the Board, for participants who have received grants of option rights pursuant to the 2006 Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed. The Management Objectives may be made relative to the performance of other corporations. If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render any Management Objectives unsuitable, the Board may in its discretion modify any such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.

No option right will be exercisable more than 10 years from the date of grant (5 years with respect to incentive stock options granted to a Ten Percent Employee) and each grant will be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the optionee and containing such terms and provisions, consistent with the 2006 Plan, as the Board may approve.

Upon termination of a Participant’s employment with the Company prior to an IPO (as defined in the 2006 Plan), any shares of Class A-1 Common Stock acquired as a result of the exercise of an option right will generally be subject to the Call Rights as provided in the Stockholders Agreement (as defined in the 2006 Plan). With respect to option rights granted to non-employee directors, in the event of the termination of service on the Board by the holder of any such option rights, other than by reason of disability or death, the then outstanding options rights of such holder may be exercised to the extent that they would be exercisable on the date that is ninety (90) days after the date of such termination and will expire ninety (90) days after such termination, or on their stated expiration date, whichever occurs first. In the event of the death or disability of the non-employee director, each of the then outstanding option rights of such holder may be exercised at any time within one (1) year after such death or disability, but in no event after the expiration date of the term of such option rights. If a non-employee director subsequently becomes an employee of the Company or a subsidiary while remaining a member of the Board, any option rights held under the 2006 Plan by such individual at the time of such commencement of employment will not be affected thereby.

Any grant of option rights may require, as a condition to the exercise, grant or sale thereof, that the participant agree to be bound by (i) any shareholders agreement among all or certain shareholders of the Company that may be in effect at the time of exercise, grant or sale or certain provisions of any such agreement that may be specified by the Company or (ii) any other agreement requested by the Company.

Restricted Stock

Restricted Stock may be granted under the 2006 Plan with such restrictions as the Board may designate. The Board may provide at the time of grant that the vesting of Restricted Stock will be contingent upon the attainment of applicable performance conditions and/or continued service. In the event that the grant or vesting of an award of Restricted Stock is conditioned on the attainment of performance conditions or upon both the attainment of performance conditions and continued service, the Board may, prior to the time of grant, designate the award as a Performance-Based Restricted Award. The terms and conditions of Restricted Stock awards (including any applicable performance conditions) need not be the same with respect to each participant. During the restriction period, the Board may require that the stock certificates evidencing restricted shares be held by the Company and that the participant deliver a stock power, endorsed in blank, to the shares covered by the award. Except for these restrictions and any others imposed by the Board, upon the grant of Restricted Stock under the 2006 Plan, the recipient will have rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock; however, whether and to what extent the recipient will be entitled to receive cash or stock dividends paid or made with respect to the Restricted Stock and whether any such dividends will be automatically deferred and/or reinvested in additional restricted stock and held subject to the vesting of the underlying restricted stock, will be set forth in the particular participant’s award agreement.

Restricted Stock Units

The Board may grant Restricted Stock Units payable in cash, shares of Class A-1 Common Stock or a mix of cash and shares, conditioned upon continued service and/or the attainment of performance conditions determined by the Board. The Board may provide at the time of grant that the vesting of Restricted Stock Units will be contingent upon the attainment of applicable performance conditions and/or continued service. In the event that the grant or vesting of an award of Restricted Stock Units is conditioned on the attainment of performance conditions or upon both the attainment of performance conditions and continued service, the Board may, prior to the time of grant, designate the award as a Performance-Based Restricted Award. The terms and conditions of Restricted Stock Unit awards (including any applicable performance conditions) need not be the same with respect to each participant. Whether and to what extent the recipient will be entitled to receive cash, shares or other property corresponding to dividends paid on shares with respect to Restricted Stock Units will be set forth in the particular participant’s award agreement.

Duration; Amendment

No grant will be made under the 2006 Plan more than 10 years after the date on which the 2006 Plan was first approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2006 Plan.

The Board may at any time and from time to time amend the 2006 Plan in whole or in part, including, without limitation, to comply with applicable law, stock exchange rules or accounting rules; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law will not be effective unless and until stockholder approval has been obtained. The Board may, with the concurrence of the affected participant and as otherwise permitted by the anti-dilution provisions of the 2006 Plan, cancel any agreement evidencing awards granted under the 2006 Plan. In the event of such cancellation, the Board may authorize the granting of new awards under the 2006 Plan (which may or may not cover the same number of shares of Class A-1 Common Stock that had been the subject of the prior award) in such manner, with respect to option rights, at such option price, and subject to such other terms, conditions and discretions as would have been applicable under the 2006 Plan had the award not been granted.

Certain Termination and Other Events

In case of termination of employment or, if the participant is a non-employee director, termination of service on the Board by reason of death, disability or normal or early retirement (as determined by the Board), or in the case of hardship or other special circumstances, of a participant who holds an option right not immediately exercisable in full, unvested Restricted Stock or unvested Restricted Stock Units, or shares of Class A-1 Common Stock subject to any transfer restriction imposed by the 2006 Plan, the Board may, in its sole discretion, accelerate the time at which such award may be exercised or vest, as applicable, or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

Transferability

Except as the Board may otherwise determine or as set forth in the Stockholders Agreement, no award granted under the 2006 Plan will be transferable by a participant other than by will or the laws of descent and distribution. In addition, except as the Board may otherwise determine, option rights will be exercisable during the optionee’s lifetime only by the optionee or by the optionee’s guardian or legal representative. The Board also may specify at the date of grant that part or all of the shares of Class A-1 Common Stock that are to be issued or transferred by the

Company upon the exercise of option rights, the vesting of Restricted Stock or the settlement of Restricted Stock Units will be subject to further restrictions on transfer. A participant who has not become party to the Stockholders Agreement at the time of grant of a Restricted Stock or Restricted Stock Unit award will be required to become party to the Stockholders Agreement as a condition to his receipt of the award.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2006 Plan based on federal income tax laws in effect on January 1, 2009. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants in respect of Option Rights

In general, (a) no income will be recognized by an optionee at the time a nonqualified option right is granted; (b) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).

No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. However, the excess of the fair market value of the shares on the exercise date over the option price is included in the optionee’s income for alternative minimum tax purposes. If shares of Class A-1 Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss. If shares of Class A-1 Common Stock acquired upon the exercise of an incentive stock option are disposed of before the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as a capital gain (or loss).

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income (1) meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code and (2) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Section 162(m) of the Code

The provisions of Section 162(m) of the Code generally disallow a tax deduction to a publicly-held company for compensation in excess of $1,000,000 paid to its principal executive officer or any of the three most highly compensated officers other than the principal executive officer or principal financial officer, referred to as the “covered individuals,” unless the plan and awards pursuant to which any portion of the compensation is paid meet the Performance-Based Exception. Option rights granted under the 2006 Plan should meet the Performance-Based Exception since they must have an exercise price at least equal to fair market value on the date of grant and be granted to covered individuals by a committee consisting of at least two outside directors, and the 2006 Plan must limit the number of shares that may be the subject of awards granted to any single individual during any calendar year. In addition, the 2006 Plan authorizes the Board to make awards of restricted stock or restricted stock units that are conditioned on the satisfaction of pre-established performance criteria. In the case of Performance-Based Restricted Awards, which are intended to qualify for the Performance-Based Exception, the performance criteria that may be applied to an award granted under the 2006 Plan include: stock price, return on equity, assets under management, EBITDA, Adjusted EBITDA, earnings per share, price-earnings multiples, net income, operating income, pre-tax income, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital revenues, working capital, accounts receivable, productivity, margin, net capital employed, return on assets, stockholder return, return on capital employed, increase in assets, unit volume, sales, internal sales growth, cash flow, market share, relative performance to a comparison group designated by the Board, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures or stockholder return with respect to the Company or any subsidiary, division or department of the Company.

While the Company is a publicly-held company and is subject to the provisions of Section 162(m) of the Code, unless otherwise determined by the Board with respect to any particular award, it is intended that the 2006 Plan will comply fully with the applicable requirements of Section 162(m) of the Code so that any awards subject to Section 162(m) of the Code that are granted to covered individuals will qualify for the Performance-Based Exception. If any provision of the 2006 Plan or an award agreement would disqualify the 2006 Plan or would not otherwise permit the 2006 Plan or the award to comply with the Performance-Based Exception as so intended, the provision will be construed or deemed to be amended to conform to the requirements of the Performance-Based Exception to the extent permitted by applicable law and deemed advisable by the Board.

Compliance with Section 409A of the Code

Section 409A of the Code imposes an additional 20% income tax and interest on payments of deferred compensation to recipients that fail to meet certain payment and distribution requirements of Section 409A. To the extent applicable, it is intended that the 2006 Plan and any grants made under the 2006 Plan comply with the provisions of Section 409A of the Code. The 2006 Plan and any grants made under the 2006 Plan will be administered in a manner consistent with this intent, and any provision of the 2006 Plan that would cause the 2006 Plan or any grant made under the 2006 Plan to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Any reference to Section 409A includes any final regulations, or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto. There is no penalty imposed on the Company for failure to comply with the payment and distribution requirements of Section 409A.

New Plan Benefits

As noted above, upon approval of the Second Amended and Restated HealthMarkets, Inc. 2006 Management Option Plan, non-qualified options to acquire an aggregate of 506,650 shares of Class A-1 Common Stock will be granted to Mr. Hildebrand under the 2006 Plan, 532,512 shares of Restricted Stock will be granted to Mr. Hildebrand under the 2006 Plan, non-qualified options to acquire an aggregate of 303,990 shares of Class A-1 Common Stock will be granted to Mr. Chandra under the 2006 Plan and 303,990 shares of Restricted Stock will be granted to Mr. Chandra under the 2006 Plan. The table below reflects these awards. In addition, we expect to grant additional awards to other officers and key employees in the future. We have not yet determined the identity of the officers and key employees who may receive such additional awards and the size and type of any individual grants. Accordingly, we cannot presently determine what amounts, if any, will be received by, or allocated to, other participants in the 2006 Plan in future years as such determinations are subject to the discretion of the Board.

New Plan Benefits
2006 Management Option Plan

Name and Position	Dollar Value ($)(a)	Options	Restricted Stock

Phillip Hildebrand, Chief Executive Officer	15,360,991	506,650	532,512
Executive Officers as a Group	8,916,027	303,990	303,990
Non-Executive Directors as a Group	0	0	0
Non-Executive Officer Employees as a Group	0	0	0

(a)	The Company determined the fair value of each stock option to be $9.96 by using a Black-Scholes option pricing model. The assumptions used in arriving at the fair value of options are as follows: Expected volatility 45.01%; Expected dividend yield 0%; Risk-free interest rate 3.23%; Expected life in years 7.11; Exercise price $19.37. The Fair Market Value of each of the Company’s shares was $19.37 and was used as the value of each share of the restricted stock awards.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Executive Compensation Program

The Company’s compensation objectives are to support the Company’s overall business strategy and objectives, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide.

Prior to the April 5, 2006 merger in which various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Investors”) acquired the Company (the “Merger”), our compensation programs and policies were administered and overseen by a compensation committee composed entirely of independent directors. Following the Merger, the Executive Compensation Committee (the “Committee”) (of which Chinh Chu (Chairman), Adrian Jones, Mural R. Josephson and Steven Shulman serve as members) administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. As discussed in more detail above under the heading “Compensation Committee Interlocks and Insider Participation in Compensation Decisions,” several of the members of the Committee are not considered “independent.”

Compensation of the executive officers named in the Summary Compensation Table on page 20 below (the “Named Executive Officers” or the “NEOs”) for 2008 is generally based on the terms of their employment agreements and, in the case of certain former officers, their separation agreements. Messrs. Colliflower, Gedwed, McQuagge and Plato entered into definitive employment agreements with the Company in connection with the Merger. Mr. Hildebrand, Mr. Erwin, Ms. Cocozza, Mr. Heller, Mr. Fields, Mr. Boxer and Mr. Rydzewski entered into definitive employment agreements in connection with their commencement of employment with the Company in June 2008, September 2008, March 2007, December 2006, October 2007, September 2006 and August 2007, respectively. In connection with the renewal of Mr. Heller’s employment agreement, on September 10, 2009, the Company and Mr. Heller agreed to amend the terms of Mr. Heller’s employment agreement. The amendment had the effect of reducing the period of Mr. Heller’s severance from two years to one year, with a corresponding reduction in the period of Mr. Heller’s post-termination non-competition and non-solicitation covenants. In all other respects, the terms of Mr. Heller’s employment agreement remained the same.

As more fully described below in “New Hildebrand and Erwin Employment Agreements,” the Company entered into new employment agreements with Messrs. Hildebrand and Erwin on September 8, 2009, which supersede their previous employment agreements. In connection with their entry into these new employment agreements, Messrs. Hildebrand and Erwin forfeited their previously granted stock option awards and the Company agreed, subject to certain conditions, to grant Mr. Hildebrand new stock option and restricted stock awards. As more fully described below, the new employment agreements also provide the executives with the opportunity to earn certain bonuses in the event that the Company achieves certain goals in connection with opportunities presented by the launch of its Insphere Insurance Solutions, Inc. subsidiary. The Compensation Committee determined that it was in the best interests of the Company to enter into these new agreements with Messrs. Hildebrand and Erwin in order to adjust the overall makeup of their compensation package in order to better align their interests with those of the Company in connection with opportunities presented by the launch of its Insphere Insurance Solutions, Inc. subsidiary and to increase the retentive value of Mr. Hildebrand’s equity compensation awards.

Messrs. Hildebrand, Erwin and Heller are currently employed by the Company and, as such, remain subject to the terms of their employment agreements. Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato are no longer employed by the Company and are subject to the terms of separation agreements. The terms of the employment agreements and separation agreements as in effect as of December 31, 2008 are discussed in further detail below under the heading “Employment and Separation Agreements.”

New Hildebrand and Erwin Employment Agreements

As noted above, on September 8, 2009, the Company entered into new employment agreements with Messrs. Hildebrand and Erwin. In connection with their entry into these new employment agreements, Messrs. Hildebrand and Erwin agreed to forfeit the stock options previously granted to them by the Company and Mr. Erwin agreed that he will no longer be eligible to participate in the Company’s equity-based plans and programs. The agreements are effective as of September 8, 2009, supersede the executive’s prior employment agreement with the Company and have the same initial term as the executive’s prior employment agreement with the Company: through June 4, 2011 for Mr. Hildebrand and through December 31, 2010 for Mr. Erwin. Each agreement will automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. The new employment agreements provide that (i) Messrs. Hildebrand and Erwin will be entitled to minimum guaranteed bonuses of $2.4 million and $787,500 for the Company’s 2009 fiscal year, respectively, (ii) Mr. Hildebrand will have a target bonus opportunity of $2.4 million and a maximum bonus opportunity of $4.0 million for the Company’s 2009 fiscal year, and a target bonus opportunity of $1.6 million and a maximum bonus opportunity of $3.2 million thereafter, (iii) Mr. Erwin will have a target bonus opportunity of 150% of his base salary and a maximum bonus opportunity of 250% of his base salary for the Company’s 2009 fiscal year and a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary thereafter, (iv) each of the executives is eligible to receive a retention bonus of $1.0 million, subject to his continued employment with the Company through the earlier of December 31, 2010 or a change of control of the Company (respectively, the “Retention Bonus”), (v) Mr. Hildebrand is eligible to receive an additional bonus of up to $3.0 million and Mr. Erwin is eligible to receive an additional bonus of up to $1.0 million, in each case, subject to the Company’s consummation of certain transactions (respectively, the “Transaction Bonus”), and (vi) the initial long-term incentive awards granted to Messrs. Hildebrand and Erwin will remain outstanding and Mr. Hildebrand remains eligible to receive a cash long-term incentive award of $1.2 million with respect to the Company’s 2009 fiscal year, which will generally vest in three equal installments in 2010, 2011 and 2012 on the anniversary of his commencement of employment with the Company. The Company achieved a “National Carrier MDA Goal” (as defined in the executive’s respective agreements) on October 7, 2009, and, accordingly, Mr. Hildebrand was paid 25% of his Transaction Bonus ($750,000) on October 12, 2009 and Mr. Erwin was paid 25% of his Transaction Bonus ($250,000) on October 16, 2009.

Mr. Hildebrand’s employment agreement provides that, in the event his employment is terminated by the Company without “Cause” (as defined in the agreement) or by him for “Good Reason” (as defined in the agreement), subject to his execution and non-revocation of a release of claims, he will be entitled to the following payments and benefits: (i) an amount equal to the sum of (x) one years’ base salary and (y) one times his target bonus for the year of termination, (ii) 12 months of continued health and life insurance benefits, (iii) to the extent then unvested and unpaid, Mr. Hildebrand’s initial long-term incentive award will vest and be paid to him, (iv) Mr. Hildebrand’s special restricted share award (described below) will vest in full and the other equity awards granted to him in connection with his entry into the agreement (described below) that would have vested if he had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination, however, if the termination occurs in connection with a change of control, the equity awards granted to Mr. Hildebrand will be treated as if they had fully vested as of the date of the change of control and (v) Mr. Hildebrand would remain entitled to relocation, at his choice, to either Arizona or Utah on the same terms as he was relocated to the Dallas/Ft. Worth area if his employment is terminated without Cause or for Good Reason on or prior to June 4, 2011.

In addition, each of Messrs. Hildebrand and Erwin are entitled to the following payments and benefits if his employment is terminated by the Company without “Cause” (as defined in their respective agreement) or by the executive for “Good Reason” (as defined in their respective agreement), subject to the executive’s execution and non-revocation of a release of claims: (i) if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days the executive was employed in the applicable performance period, (ii) the executive’s Retention Bonus will vest on the date of termination and be paid to the executive within 30 days of the date of termination and (iii) the executive will remain entitled to his Transaction Bonus to the extent the applicable performance goals are achieved.

The new employment agreements contain the same or substantially similar put and call rights (to the extent applicable), golden parachute excise tax provisions, restrictive covenant provisions and set-off provisions as the executives’ previous employment agreements with the Company.

In connection with his entry into the new employment agreement, the Company has agreed to grant Mr. Hildebrand an option to purchase 506,650 shares of the Company’s Class A-1 common stock and 506,650 restricted shares of the Company’s Class A-1 common stock. The Company has also agreed to grant Mr. Hildebrand a special restricted share award in respect of 25,862 shares of the Company’s Class A-1 common stock. These equity awards will generally be void if the Company does not obtain shareholder approval of the grants by the earlier of a change of control of the Company or December 31, 2009. The options granted to Mr. Hildebrand will vest in quarterly installments, through June 4, 2014, subject to his continued employment through the applicable vesting date (subject to earlier vesting in the case of certain qualifying terminations). Subject to the achievement of certain performance goals by September 8, 2010, the restricted shares granted to Mr. Hildebrand (other than the special restricted shares granted to Mr. Hildebrand described in the immediately following sentence) will vest on the same schedule as the stock options granted to him. Subject to the achievement of certain performance goals by September 8, 2010, the special restricted shares granted to Mr. Hildebrand will vest as to one-third of the shares subject to the grant on the date the award becomes effective (as described above), and will otherwise be subject to quarterly vesting through June 4, 2012, in each case, subject to his continued employment through the applicable vesting date (subject to earlier vesting in the case of certain qualifying terminations).

Components of Executive Compensation

Historically, we have used a variety of compensation elements to reach our executive compensation program goals. These include base salary, annual bonus compensation, awards of stock and stock options, long-term incentive plan awards, employee benefit plans, and termination and change in control provisions within employment agreements. We also offer limited perquisites to executive officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. The base salaries of the NEOs for 2008 were based on the terms of their employment agreements, which were entered into in connection with the Merger or their commencement of employment with the Company. Base salaries of the NEOs who are direct reports of the Chief Executive Officer are evaluated annually by the Committee, generally by the end of the first quarter. Mr. Gedwed and his direct reports — Ms. Cocozza and Messrs. Colliflower, Fields, Boxer, McQuagge — did not receive an increase in base salary in the first quarter of 2008. However, in connection with Mr. Field’s promotion to President and Chief Operating Officer effective June 1, 2008, the Committee approved an increase in Mr. Fields’ annual base salary (from $495,000 to $800,000), in recognition of his increased responsibilities. Mr. Plato, who separated from the Company in the first quarter of 2008, did not receive an increase in base salary for 2008. Messrs. Heller and Rydzewski received an increase in base salary of 4% and 2%, respectively, representing annual merit increases in recognition of their performance in 2007. Mr. Rydzewski’s merit increase took into account the fact that he was employed for only a portion of 2007. Mr. Hildebrand’s and Mr. Erwin’s employment did not commence until June 2008 and September 2008, respectively, after the Committee’s annual evaluation of base salaries. In March 2009, Mr. Erwin received an increase in base salary of 5% (from $500,000 to $525,000), representing an annual merit increase in recognition of his performance.

Annual Bonus Compensation

The Company has established an annual bonus compensation plan for employees, including the Named Executive Officers. Under this plan, the Company creates an annual bonus pool (approximately $9,565,000 in 2008), determines performance targets that must be achieved for the bonus pool to be allocated, and sets a bonus potential for each participant, generally as a percentage of base compensation. The annual bonus compensation plan is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders.

In 2008, the bonus potential established for the Named Executive Officers (other than Messrs. Hildebrand and Erwin, who commenced employment in June 2008 and September 2008, respectively) ranged from 40% to 200% of base salary and was based on the terms of the employment agreements with each NEO.

The performance targets applicable to the 2008 bonus program were initially established in the first quarter of 2008. At its August 5, 2008 meeting, the Committee determined that the performance targets could not be achieved and that it would be in the best interest of the Company to revise the performance targets to a more achievable level. As a result, the Committee established the following performance targets applicable to the 2008 bonus program:

2008 Performance Targets

		Revised	Bonus
Adjusted EBITDA — 40% Weighting	Target	EBITDA	Pool Funding

	90%	$107,645,000	75%
	100%	$119,605,000	100%
	Original Target	$211,997,000

		Revised	Bonus
Commercial Health Policies Sold — 20% Weighting	Target	Policies	Pool Funding

	90%	77,908	75%
	100%	86,565	100%
	Original Target	118,273

		Revised	Bonus
1st Year Persistency (Policies that last 12 months) — 20% Weighting	Target	Persistency	Pool Funding

	95%	48.3%	75%
	100%	50.8%	100%
	Original Target	57.3%	125%

			Bonus
Multi-State Market Conduct Exam Deliverables — 20% Weighting	Target	Deliverables	Pool Funding

	100%	14	100%

In the case of the “Adjusted EBITDA” and “Commercial Health Policies Sold” targets, partial achievement at 90% of target would result in the funding of 75% of the portion of the bonus pool attributable to such target. In the case of “1st Year Persistency,” partial achievement at 95% of target would result in the funding of 75% of the portion of the bonus pool attributable to such target, and achievement of the original target (in excess of 100% of the revised target) would result in the funding of 125% of the portion of the bonus pool attributable to such target. Funding of the portion of the bonus pool attributable to the “Multi-State Market Conduct Exam Deliverables” target is subject to achievement at 100% of target.

At its meeting on January 23, 2009, the Committee determined that each of the performance targets applicable to the 2008 bonus program had been achieved at 100%, which made available the entire annual bonus pool for distribution among employees, including the Named Executive Officers. Mr. Hildebrand also reviewed with the Committee his recommendations for 2008 bonus compensation for his direct reports, including his recommendation that Mr. Heller receive his maximum bonus opportunity of 100% of base salary, based on Mr. Heller’s significant contributions toward achievement of the 2008 performance targets. The Committee approved Mr. Hildebrand’s recommendations and awarded Mr. Heller a bonus of 100% of base salary. The annual bonus paid to Mr. Heller is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation table on page 20 below. At its January 23, 2009 meeting, the Committee also established performance targets applicable to the 2009 bonus program.

Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato separated from the Company in 2008. As a result, their annual bonus compensation was not addressed at the January 23, 2009 Committee meeting. Rather, pursuant to the terms of their employment agreements, Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer and Rydzewski received a pro-rata portion of their 2008 target bonuses in connection with their separation from the Company. Messrs. McQuagge and Plato did not receive 2008 bonuses because they separated from the Company before the last day of the first quarter of 2008. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 20 below.

Pursuant to the terms of their employment agreements as then in effect, Messrs. Hildebrand and Erwin each were entitled to receive a guaranteed bonus for the first twelve (12) months of their employment terms, a pro rata portion of which was paid to each executive in December 2008 and the balance of which was paid to Messrs. Hildebrand and Erwin in June, 2009 and September, 2009, respectively. One-half of the portion of Mr. Erwin’s guaranteed first year bonus was payable in the form of shares of the Company’s Class A-1 Common Stock based on their fair market value, with the balance payable in cash and, pursuant to the terms of his new employment agreement with the Company, the second portion was paid to him in cash. As described in “New Hildebrand and Erwin Employment Agreements” above, pursuant to the terms of their new employment agreements, Messrs. Hildebrand and Erwin will be entitled to minimum guaranteed bonuses of $2.4 million and $787,500 for the Company’s 2009 fiscal year, respectively. For the 2009 fiscal year and fiscal years thereafter, Messrs. Hildebrand and Erwin will be eligible to participate in the Company’s annual bonus program described above, pursuant to which each executive will have a target bonus opportunity and a maximum bonus opportunity, subject to the achievement of annual performance goals established by the Committee. Specifically, Mr. Hildebrand will have a target bonus opportunity of $2.4 million and a maximum bonus opportunity of $4.0 million for the Company’s 2009 fiscal year, and a target bonus opportunity of $1.6 million and a maximum bonus opportunity of $3.2 million thereafter, and Mr. Erwin will have a target bonus opportunity of 150% of his base salary and a maximum bonus opportunity of 250% of his base salary for the Company’s 2009 fiscal year and a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary thereafter. In Mr. Hildebrand’s case, if the annual performance goals are achieved, payment will be at no less than the target bonus amount. In each case, the executive’s bonus for the 2009 fiscal year will be reduced to take into account portions of the year covered by the executive’s initial first year guaranteed bonus paid to Messrs. Hildebrand and Erwin in June, 2009 and September, 2009, respectively.

Stock Options — 2006 Management Stock Option Plan

On May 8, 2006, the Board of Directors adopted the 2006 Management Stock Option Plan (as amended, the “2006 Plan”), in accordance with which options to purchase shares of HealthMarkets’ Class A-1 Common Stock may be granted from time to time to officers, employees and non-employee directors of HealthMarkets or any subsidiary. The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Committee believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.

In May and June of 2006, the Company granted non-qualified options under the 2006 Plan to Messrs. Colliflower, Gedwed, McQuagge and Plato in connection with the Merger. Option grants to Mr. Hildebrand, Mr. Erwin, Ms. Cocozza, Mr. Heller, Mr. Fields, Mr. Boxer and Mr. Rydzewski were made in connection with their commencement of employment with the Company in June 2008, September 2008, March 2007, December 2006, October 2007, September 2006 and August 2007, respectively. The Named Executives Officers generally have not received additional stock option grants. However, in limited cases, the Committee has approved additional grants in recognition of increased responsibilities in connection with a promotion or to recognize past performance. In August 2006, Mr. Colliflower received an additional grant of non-qualified stock options in connection with his promotion to Executive Vice President and General Counsel. In July 2008, Mr. Heller received an additional grant of non-qualified stock options in order to maintain the competitiveness of his compensation relative to the market and to recognize past performance. In addition, as described in “New Hildebrand and Erwin Employment Agreements” above, in connection with their entry into new employment agreements with the Company in September, 2009, Messrs. Hildebrand and Erwin forfeited their initial equity awards and the Company agreed to grant Mr. Hildebrand additional equity awards, subject to certain conditions.

These options were intended to provide a long-term incentive opportunity to the executives that also linked the interests of the executive with those of the stockholders, as the options provide no value unless the value of the underlying shares increases. The number of stock options granted to a particular executive officer was based on the executive’s position and an evaluation of the executive’s ability to influence the long-term growth and profitability of the Company. The number of options previously granted to, and shares held by, an officer were not considered in determining the number of options granted in May and June of 2006 to the officer. These options are included in the Grants of Plan Based Awards table on page 22 below. The Committee does not time the grant of stock options in consideration of the release of material non-public information.

Under the 2006 Plan, the option price may not be less than 100% of the Fair Market Value (as defined below) on the date of grant, except that the option price of an incentive stock option issued to an employee who owns Class A-1 Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company stock may not be less than 110% of the Fair Market Value on the date of grant. Under the 2006 Plan, “Fair Market Value” is defined to mean the fair market value of a share as determined from time to time by the Board in good faith or, in the event of a termination of employment by certain key executives (other than for cause) within six months of an IPO or change of control, the consideration paid per share pursuant to such transaction.

In connection with the extraordinary cash dividend declared on May 3, 2007, and to prevent a dilution of the rights of participants in the 2006 Plan, the Board of Directors approved an adjustment of options granted under the 2006 Plan, pursuant to which the exercise price was reduced by $10.51 per share — the amount of the extraordinary cash dividend.

With the exception of stock options initially granted to Mr. Hildebrand, Mr. Erwin and a limited number of senior executives hired in 2008 and 2009 and the stock options that the Company has committed to grant Mr. Hildebrand, the stock options granted to employees under the 2006 Plan vest in three “tranches.” One-third of the options vest in 20% increments over five years with an exercise price equal to the fair market value per share at the date of grant (the “Time-Based Options”). One-third of the options vest in increments of 25%, 25%, 17%, 17% and 16% over five years, provided that certain specified performance targets have been achieved, with an exercise price equal to the fair market value on the date of grant (the “Performance-Based Options”). The remaining one-third of the options (the “Tranche C Options”) vest in increments of 25%, 25%, 17%, 17% and 16% over five years with an initial exercise price equal to the fair market value at the date of grant. The exercise price increases 10% each year beginning on the second anniversary of the grant date and ending on the fifth anniversary of the grant date. Options granted to directors (“Director Options”) vest in 20% increments over five years. Director Options, Time Based Options, Performance-Based Options and Tranche C Options expire ten years following the grant date and become immediately exercisable upon the occurrence of a Change in Control (as defined in the 2006 Plan) if the optionee remains in the continuous employ or service of the Company or any subsidiary until the date of the consummation of such Change in Control.

On May 3, 2007, the Committee established 2007 performance targets applicable to the second 25% vesting tranche of the Performance-Based Options granted during the Company’s 2006 fiscal year and the first 25% vesting tranche of the Performance-Based Options granted during the Company’s 2007 fiscal year. The performance targets required that in the twelve (12) months ended December 31, 2007, the Company generate income from continuing operations (before taxes, interest expense and certain other fees and expenses) equal to or in excess of $230.2 million. At its March 13, 2008 meeting, the Committee determined that the performance targets were unsuitable, as they focused solely on adjusted income and did not otherwise take into account other measures, such as individual performance and other Company performance, that would allow the Committee to adequately measure and determine achievement resulting from the favorable operational progress made by the Company and management during the Company’s 2007 fiscal year. This progress included the Company’s initiative to expand into the Medicare market, progress in resolution of the multi-state market conduct examination and continued success in recruiting talented individuals to fill senior management roles.

In light of such favorable progress, the Committee exercised its discretion provided under the terms of the 2006 Plan to adjust the acceptable level of achievement for the Performance-Based Options that were subject to the 2007 performance targets and determined that 50% of those Performance-Based Options would vest upon satisfaction of the continued employment conditions applicable to those Performance-Based Options and that the remaining 50% of the Performance-Based Options that were subject to the 2007 performance targets (the “2007 Carryover Options”) would remain outstanding, subject to vesting contingent upon (i) achievement of the 2008 performance targets established by the Committee and (ii) the continued employment conditions applicable to such Performance-Based Options.

On August 15, 2008, the Committee established the performance targets applicable to the third 17% vesting tranche of the Performance-Based Options granted during the Company’s 2006 fiscal year, the second 25% vesting tranche of the Performance-Based Options granted during the Company’s 2007 fiscal year and the first 25% vesting tranche of the Performance-Based Options granted during the Company’s 2008 fiscal year. The Committee determined that the performance targets described on page 13 above, in the table entitled “2008 Performance Targets,” would also be applied to these options. With respect to the 2007 Carryover Options, achievement of all four targets at no less than 100% was required. The Committee adopted a weighted average formula for the remaining unvested options subject to the 2008 performance targets, as more specifically set forth below:

Total Weighted Average of Performance Criteria	Options Granted

100%	100%
80% - 99%	80%
60% - 79%	60%
50% - 60%	50%

Performance targets for 2009 were established by the Committee on January 23, 2009. Performance targets for any Performance-Based Options granted by the Company for future years are expected to be established annually by the Committee.

During 2008, non-qualified options to purchase shares of Class A-1 common stock were granted under the 2006 Plan to certain newly-hired executive officers of the Company, including Messrs. Hildebrand and Erwin, pursuant to the terms of employment agreement with these executives (the “Executive Options”). The Executive Options generally consist of time-based options, which vest over periods ranging from three to five years, and performance-based options. Mr. Hildebrand received a grant of 990,000 options, one-half of which are time-based options and one-half of which are performance-based options. Mr. Erwin received a grant of 175,000 options, of which 150,000 are time-based options and 25,000 are performance based options. Mr. Hildebrand’s time-based options vest in installments, with 20% vesting on the first anniversary of his start date (“Effective Date”) and the remainder vesting in equal quarterly installments thereafter until the fifth anniversary of his Effective Date. Mr. Erwin’s time-based options will vest in installments, with one-third vesting on the first anniversary of his Effective Date and the remainder vesting in equal quarterly installments thereafter until the third anniversary of his Effective Date. The performance based options become exercisable only upon the achievement by the Private Equity Investors and their respective affiliates, based on cash proceeds received, of a 1.6x or greater cash-on-cash return on the value of their equity investment in the Company as of the executive’s Effective Date. If the performance-based options have not become exercisable as of the fourth anniversary of the executive’s Effective Date, then exercise of the performance-based options is also subject to achievement by the Private Equity Investors and their respective affiliates of a 15% or greater internal rate of return from and after the Effective Date. The initial exercise price of the Executive Options is equal to the fair market value at the date of grant; however, Mr. Hildebrand’s options provide that the initial exercise price for 82,500 of his time-based options and 82,500 of his performance-based options will accrete at a rate of 10% each year beginning on the first anniversary of his Effective Date and ending on the fifth anniversary of his Effective Date. The Executive Options expire ten years following the grant date. As described in “New Hildebrand and Erwin Employment Agreements” above, in connection with their entry into new employment agreements with the Company in September, 2009, (i) Messrs. Hildebrand and Erwin forfeited their Executive Options, (ii) the Company agreed to grant Mr. Hildebrand additional equity awards, subject to certain conditions, the vesting terms of which are described in “New Hildebrand and Erwin Employment Agreements” above and (iii) Mr. Erwin agreed that he will no longer be eligible to participate in the Company’s equity-based plans and programs.

Stock Options — 1987 Amended and Restated Stock Option Plan

In connection with the Merger, each outstanding option to purchase shares of HealthMarkets Common Stock granted under the Company’s 1987 Amended and Restated Stock Option Plan (the “1987 Plan”) became fully vested, and (except with respect to 360,030 options granted under the 1987 Plan that were held by certain executive officers and converted into options to acquire shares of Class A-1 Common Stock) each option granted under the 1987 Plan was cancelled and converted into the right to receive a payment (subject to any applicable withholding taxes) equal to the difference between $37.00 and the exercise price for the option. Options under the 1987 Plan held by Messrs. Colliflower and Gedwed were settled in connection with their separations from employment. No options remain outstanding under the 1987 Plan and the 1987 Plan was terminated in March, 2009.

Long-Term Incentive Plan Awards

During 2008, the Company granted LTIP Awards to several newly-hired executive officers pursuant to the terms of employment agreement with these executives. Messrs. Hildebrand and Erwin are the only Named Executive Officers to receive LTIP awards in 2008. The LTIP awards are intended to attract and retain key executives and to provide to such persons incentives and rewards for superior performance. The Committee believes that the LTIP awards help align the interests of key executives with those of the Company’s stockholders by providing these executives with an opportunity to earn additional compensation based upon achievement of specific performance goals.

Mr. Hildebrand received an initial LTIP award in 2008 consisting of 34,483 shares of the Company’s A-1 Common Stock. Subject to his continued employment with the Company (or certain qualifying terminations of his employment), the initial LTIP award will vest in three equal installments on each of the first, second and third anniversaries of Mr. Hildebrand’s Effective Date (June 5, 2008), and will be delivered to him on the third anniversary of his Effective Date. The “Stock Awards” column of the Summary Compensation Table on page 20 below reflects the compensation costs associated with Mr. Hildebrand’s initial LTIP award recognized for financial statement reporting pursuant to SFAS No. 123(R). Mr. Erwin received an initial LTIP award in 2008 with a target value of $133,000 which is subject to the achievement of performance goals established by the Subcommittee. Subject to achievement of the performance goals and continued employment with the Company through each applicable vesting date, Mr. Erwin’s initial LTIP award will vest in three equal annual installments on each of the first, second and third anniversaries of Mr. Erwin’s Effective Date (September 30, 2008).

Messrs. Hildebrand’s and Erwin’s initial employment agreements with the Company provided that, (i) for the Company’s 2009 fiscal year and each fiscal year thereafter during the term of his employment agreement, Mr. Hildebrand would be eligible to receive an annual LTIP with a target value of no less than $1.2 million and (ii) for the Company’s 2010 fiscal year and each fiscal year thereafter during the term of his employment agreement, Mr. Erwin would be eligible to receive an annual LTIP with a target value of no less than $100,000. These annual LTIP awards will be awarded in cash and will become earned based on the achievement of performance goals established by the Subcommittee. Subject to achievement of the performance goals and continued employment with the Company through each applicable vesting date, the LTIP award will be granted to the executive after the completion of the applicable fiscal year and will vest in three equal annual installments on each of the first three anniversaries of the executive’s Effective Date occurring after the end of the applicable fiscal year performance period. For example, in Mr. Hildebrand’s case, if the performance goals are met with respect to the Company’s 2009 fiscal year, Mr. Hildebrand will be granted an award in January 2010, which will vest in three equal annual installments in June 2010, June 2011 and June 2012. The annual LTIP will become payable on the third anniversary of the executive’s Effective Date occurring after the applicable fiscal year performance period. As described in “New Hildebrand and Erwin Employment Agreements” above, Mr. Hildebrand’s new employment agreement provides that he will only be eligible for an annual LTIP award with respect to the Company’s 2009 fiscal year and Mr. Erwin’s new employment agreement does not provide for his eligibility for annual LTIP awards. Accordingly, the Company is no longer obligated to grant Mr. Hildebrand or Mr. Erwin an annual LTIP award, other than with respect to the Company’s 2009 fiscal year in the case of Mr. Hildebrand.

On March 18, 2009, the Subcommittee established performance goals applicable to 2009 annual LTIP awards, including Mr. Hildebrand’s 2009 annual LTIP award and Mr. Erwin’s initial LTIP award. On April 24, 2009, the Committee approved limited revisions to the performance goals applicable to 2009 annual LTIP awards, intended to clarify the adjustments necessary to establish Adjusted EBITDA. The 2009 performance goals established by the Subcommittee are described below in Proposal 2 to this Information Statement.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

During 2008, the Company made certain matching contributions and supplemental contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. Contributions by the Company and its subsidiaries to the Employee Plan currently vest in prescribed increments over a six-year period. Effective April 1, 2008, the Company discontinued supplemental contributions and increased the matching contribution for those employees who elect to participate.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees.

The Company does not maintain a pension plan or non-qualified deferred compensation plan for executives or its other employees.

Perquisites

Historically, the Company has not made available a broad array of perquisites and personal benefits to its executive officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in States other than the location of their Company office or who might otherwise incur certain expenses associated with the commencement of their employment. In 2008, the Company provided each of Mr. Hildebrand and Mr. Erwin with a relocation benefit of $75,000, a monthly car allowance (for Mr. Hildebrand), reimbursement for personal travel and/or housing expenses (including reimbursement of rental car expenses for Mr. Erwin) and reimbursement of legal fees incurred in connection with the negotiation of their employment agreements with the Company. The Company also purchased a club membership for use by Mr. Hildebrand for business development and entertainment purposes. Such perquisites were provided pursuant to employment agreements with these executives. The Company reimbursed Messrs. Boxer and Fields for personal travel and housing expenses incurred in connection with commuting to the Company’s headquarters from primary residences in other States. In connection with his relocation to accept employment with the Company, the Company also reimbursed Mr. Rydzewski for closing costs on his new home. The Company furnished these executives with tax gross-ups for income attributable to such payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table on page 20 below.

Other

Prior to his appointment as an officer of the Company in December 2006, Mr. Heller served as an independent agent of the Company’s insurance subsidiaries for approximately 15 years, 11 of which he spent as a “regional sales leader.” Pursuant to his agent contract with the insurance subsidiaries, Mr. Heller is entitled to ongoing commissions for sales production during this period. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 20 below. The Committee did not take Mr. Heller’s commissions income into account when setting his compensation for 2008.

Severance and Change of Control Provisions in Employment Agreements

Under the terms of their current employment agreements with the Company, Messrs. Hildebrand, Erwin and Heller — the only Named Executive Officers currently employed by the Company — are entitled to certain payments in the event of their termination in certain specified circumstances. The payments to which Messrs. Hildebrand and Erwin are entitled under their new employment agreements with the Company are described in “New Hildebrand and Erwin Employment Agreements” above. In connection with the renewal of Mr. Heller’s employment agreement, on September 10, 2009, the Company and Mr. Heller agreed to amend the terms of Mr. Heller’s employment agreement. The amendment had the effect of reducing the period of Mr. Heller’s severance from two years to one year, with a corresponding reduction in the period of Mr. Heller’s post-termination non-competition and non-solicitation covenants. As a result, in the event of a qualifying termination of his employment, Mr. Heller would be entitled to receive severance equal to one times his base salary plus target bonus payable in monthly installments, continuation of certain welfare benefits for a period of one year, as well as a pro-rata bonus, based on his target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year. Messrs. Hildebrand, Erwin and Heller are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive; provided, however, that following a Change of Control (as defined in the employment agreements), the surviving corporation would be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of these executives has agreed to post-termination non-competition and non-solicitation covenants for time periods consistent with the period of their severance. The terms of the employment agreements as in effect on December 31, 2008, including the circumstances under which the executives are entitled to severance, are described in more detail under the heading “Employment and Separation Agreements.”

In connection with their separations from the Company, Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato each executed separation agreements with the Company, the terms of which are described in more detail under the heading “Employment and Separation Agreements.”

Generally, currently outstanding stock options provide for post-termination exercise periods ranging from the earlier of ninety (90) calendar days or the remaining term of the option (in the case of voluntary terminations by the employee), to the earlier of one (1) year or the remaining term of the option (in the case of termination due to death or disability, termination by the employee for good reason, or termination by the Company without cause). Termination of employment for cause results in expiration of all options on the date of the termination. However, in the case of performance-based options granted to Messrs. Hildebrand and Erwin, the options will remain exercisable and eligible to vest for one (1) year (and will vest if the performance targets are achieved during this period) and all vested performance-based options will remain exercisable until the earlier of the expiration of the original term or one (1) year from the date of vesting (if vesting occurs during the one (1) year look-forward period).

Provisions addressing a change in control of the Company are contained in various Company plans applicable to the Named Executive Officers as well to other employees. Stock options granted to the NEOs (other than Messrs. Hildebrand and Erwin) under the 2006 Plan provide that upon the occurrence of a Change of Control (as defined in the 2006 Plan), if the executive has remained in the continuous employ of the Company, and his or her employment terminates for any reason (other than a termination for cause by the Company or a voluntary termination by the employee), the executive may exercise any options exercisable as of the date of the executive’s termination or that would have become exercisable if the executive had remained employed until the first anniversary of the date of the employee’s termination. With respect to stock options granted under the 2006 Plan to Messrs. Hildebrand and Erwin, the time-based options become immediately exercisable upon the occurrence of a Change of Control if the executive remains in the continuous employ of the Company or any subsidiary until the date of the consummation of such Change of Control. The performance-based options will not become exercisable upon a Change of Control but will remain in effect following a Change of Control in which the Private Equity Investors receive marketable securities, provided that the performance targets would have been satisfied if the value of such securities had been included as cash. In this event, the performance-based options will remain in effect following such Change of Control until the earlier of (i) the remaining term of the performance-based options and (ii) the first anniversary of the termination of the executive’s employment and, to the extent not already vested, shall become exercisable if, during such period, upon conversion of such securities into cash (or other distribution or disposition) by the Private Equity Investors, the performance targets are satisfied.

With respect to LTIP awards made to Messrs. Hildebrand and Erwin, any outstanding LTIP awards will vest in full upon a Change of Control and will, in certain cases, be paid to the executive upon such Change of Control.

We believe that the change of control arrangements described above benefit the Company and its stockholders by assuring key employees that we are aware of the issues they could face upon a change of control; by providing key employees with financial assurances so that they can perform their jobs with minimum distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring, so that an acquiring company can retain individuals who have been key to the Company’s success; and by helping the Company recruit employees who may have similar agreements with other companies.

Accounting and Tax Issues

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Company’s Chairman, principal executive officer or to any of the Company’s three other highest-paid executive officers (other than the principal financial officer) unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE

Chinh E. Chu (Chairman)
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries earned by or awarded or paid to the persons who were the principal executive officer, the principal financial officer, the three other most highly compensated executive officers of the Company serving as such at December 31, 2008, and two other former officers who would have been among the next three most highly compensated executive officers but for the fact that they were not serving at December 31, 2008.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
			Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	Year		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings ($)	($)(18)	($)

Phillip J. Hildebrand(7)	2008		692,308	933,333	233,338	1,524,398	—	—	449,336	3,832,713
President and Chief	2007		—	—	—	—	—	—	—	—
Executive Officer	2006		—	—	—	—	—	—	—	—
Steven P. Erwin(8)	2008		155,769	166,667	—	156,926	—	—	116,187	595,549
Executive Vice President and	2007		—	—	—	—	—	—	—	—
Chief Financial Officer	2006		—	—	—	—	—	—	—	—
Nancy G. Cocozza(9)	2008		350,000	—	—	6,716	—	—	1,833,922	2,190,638
Executive Vice President	2007		257,115	315,000	—	319,797	—	—	18,273	910,185
	2006		—	—	—	—	—	—	—	—
Michael A. Colliflower(10)	2008		330,000	—	—	21,707	—	—	1,540,444	1,892,151
Executive Vice President and	2007	(6)	—	—	—	—	—	—	—	—
General Counsel	2006	(6)	—	—	—	—	—	—	—	—
Jack V. Heller(11)	2008		343,200	—	—	116,677	300,000	—	507,429	1,267,306
Sr. Vice President	2007	(6)	—	—	—	—	—	—	—	—
	2006	(6)	—	—	—	—	—	—	—	—
William J. Gedwed(12)	2008		265,385	—	—	536,525	—	—	2,492,721	3,294,631
Former President and Chief	2007		600,000	—	—	1,153,035	—	—	16,341	1,769,376
Executive Officer	2006		600,000	750,000	—	893,337	—	—	2,040,965	4,284,302
David W. Fields(13)	2008		487,091	—	—	(134,700)	—	—	1,489,112	1,841,503
Former President and Chief	2007	(6)	—	—	—	—	—	—	—	—
Operating Officer	2006	(6)	—	—	—	—	—	—	—	—
Michael E. Boxer(14)	2008		273,462	—	—	172,595	—	—	2,169,384	2,615,441
Former Executive Vice	2007		450,000	450,000	—	493,461	—	—	120,755	1,514,216
President and Chief	2006		119,423	160,000	—	81,127	—	—	22,175	382,725
Financial Officer
Philip Rydzewski(15)	2008		285,600	—	—	65,302	—	—	470,680	821,582
Former Sr. Vice President and	2007	(6)	—	—	—	—	—	—	—	—
Chief Accounting Officer	2006	(6)	—	—	—	—	—	—	—	—
Troy A. McQuagge(16)	2008		164,424	—	—	407,149	—	—	2,247,857	2,819,430
Former President — Agency	2007		450,000	—	—	1,072,351	—	—	16,234	1,538,585
Marketing Group	2006		400,000	700,000	—	612,057	—	—	3,399,426	5,111,483
James N. Plato(17)	2008		123,750	—	—	7,540	—	—	1,203,293	1,334,582
Former President — Life	2007		325,000	250,000	—	208,559	—	—	17,357	800,916
Insurance Division	2006		325,000	250,000	758	191,410	—	—	1,151,111	1,918,280

(1)	The salary amount represents the salary earned from January 1 through December 31 of the applicable year.

(2)	Represents discretionary cash bonuses paid and accrued for the year in addition to guaranteed annual bonus payments in 2008 for Mr. Hildebrand of $933,333 and Mr. Erwin of $166,667. Excludes balance of guaranteed bonus payments in 2009 for Mr. Hildebrand of $666,667 and Mr. Erwin of $333,333.

(3)	The amounts reported in the Stock Awards Column are the compensation costs recognized for financial statement reporting pursuant to SFAS No. 123(R). The assumptions used in the valuation are discussed in Note 14 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report of Form 10-K for the year ended December 31, 2008.

(4)	The amounts reported in the Option Awards Column are the compensation costs recognized for financial statement reporting pursuant to SFAS No. 123(R). The assumptions used in the valuation are discussed in Note 14 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report of Form 10-K for the year ended December 31, 2008.

(5)	Represents an annual management incentive award earned pursuant to the NEO’s employment agreement.

(6)	The officers were not Named Executive Officers for the years indicated.

(7)	Mr. Hildebrand’s employment began on June 5, 2008.

(8)	Mr. Erwin’s employment began on September 10, 2008.

(9)	Ms. Cocozza’s employment began on March 30, 2007 and terminated on December 31, 2008.

(10)	Mr. Colliflower’s employment terminated on December 31, 2008.

(11)	Mr. Heller’s employment began on December 18, 2006.

(12)	Mr. Gedwed’s employment terminated on June 1, 2008.

(13)	Mr. Fields’ employment terminated on September 19, 2008.

(14)	Mr. Boxer’s employment terminated on June 27, 2008.

(15)	Mr. Rydzewski’s employment terminated on December 31, 2008.

(16)	Mr. McQuagge’s employment terminated on March 21, 2008.

(17)	Mr. Plato’s employment terminated on March 28, 2008.

(18)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for 2008:

	Company	Company	Personal					Severance	Settlement
	Paid	Contribution	Travel					and	of				Other
	Life	to 401k	& Car	Housing	Closing	Tax	Sign on	Termination	Stock	Club	Legal		Incentive
	Insurance	Plan	Allowance	Allowances	Costs	Gross-ups	Bonus	Benefits	Options	Dues	Fees	Commissions	Items
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Phillip J. Hildebrand	312	13,667	7,000	—	—	109,647	75,000	—	—	191,166	52,544	—	—

Steven P. Erwin	—	1,731	5,982	5,698	—	10,436	75,000	—	—	—	17,340	—	—

Nancy G. Cocozza	874	12,650	—	—	—	—	—	1,820,398	—	—	—	—	—

Michael A. Colliflower	1,232	13,667	—	—	—	—	—	1,487,357	37,478	—	—	—	710

Jack V. Heller	924	13,543	—	—	—	—	—	—	—	—	—	492,962	—

William J. Gedwed	624	13,800	—	—	—	—	—	2,476,397	—	—	—	—	1,900

David W. Fields	827	13,667	46,273	15,542	—	25,804	—	1,387,000	—	—	—	—	—

Michael E. Boxer	572	13,543	25,057	11,595	—	27,035	—	2,091,582	—	—	—	—	—

Philip Rydzewski	737	13,800	—	—	22,010	7,915	—	426,218	—	—	—	—	—

Troy A. McQuagge	312	9,953	—	—	—	—	—	2,010,892	225,000	—	—	—	1,700

James N. Plano	312	13,050	—	—	—	—	—	1,188,231	—	—	—	—	1,700

Grants of Plan-Based Awards During Fiscal Year 2008

The following table sets forth information concerning each award granted to the Named Executive Officers in 2008:

												Exercise		Grant Date
			Estimated Future Payouts Under							All	All	or Base		Fair Value
			Non-Equity Incentive Plan				Estimated Future Payouts Under			Other	Other	Price of		of Stock
		Board	Awards				Equity Incentive Plan Awards(3)			Stock	Option	Option		and Option
	Grant	Action	Threshold	Target	Maximum		Threshold	Target	Maximum	Awards	Awards	Awards		Awards
Name	Date	Date	($)	($)	$		(#)	(#)	(#)	(#)(4)	#(3)	($/Sh)(5)		($)(6)

Phillip J. Hildebrand	6/30/2008	6/4/2008									412,500	34.80		7,008,375
	6/30/2008	6/4/2008									82,500	34.80	(15)	1,070,850
	6/30/2008	6/4/2008					—	412,500	412,500			34.80		6,575,250
	6/30/2008	6/4/2008					—	82,500	82,500			34.80	(15)	1,305,975
	7/10/2008	6/4/2008								34,483				1,200,008
Steven P. Erwin			—	133,000	133,000	(2)
	9/30/2008	9/11/2008									150,000	24.00		1,728,000
	9/30/2008	9/11/2008					—	25,000	25,000			24.00		275,750
Nancy G. Cocozza(7)			—	350,000	350,000	(1)
	3/13/2008	3/13/2008					—	3,937	3,937			39.49		59,488
Michael A. Colliflower(8)			—	165,000	247,500	(1)
	3/13/2008	3/13/2008					—	1,083	1,083			26.49		18,779
	3/13/2008	3/13/2008					—	437	437			27.86		7,412
Jack V. Heller			171,600	257,400	343,200	(1)
	7/9/2008	7/9/2008									6,667	24.00		76,937
	7/9/2008	7/9/2008									6,666	24.00	(16)	64,860
	3/13/2008	3/13/2008					—	1,250	1,250			39.49		18,888
William J. Gedwed(9)			—	600,000	1,200,000	(1)
	3/13/2008	3/13/2008					—	8,691	8,691			26.49		150,702
David W. Fields(10)			—	495,000	990,000	(1)
	3/13/2008	3/13/2008					—	6,875	6,875			42.03		105,394
Michael E. Boxer(11)			337,500	450,000	675,000	(1)
	3/13/2008	3/13/2008					—	4,396	4,396			27.86		74,908
	3/13/2008	3/13/2008					—	760	760			27.86		12,950
Philip Rydzewski(12)			—	—	114,240	(1)
	3/13/2008	3/13/2008					—	520	520			40.97		7,894
Troy A. McQuagge(13)				450,000	900,000	(1)
	3/13/2008	3/13/2008					—	6,083	6,083			26.49		116,611
James N. Plato(14)			—	243,750	406,250	(1)
	3/13/2008	3/13/2008					—	869	869			26.49		15,068

(1)	The amount reflects the minimum, target and maximum value of amounts payable pursuant to the annual management incentive program under the Named Executive Officer’s employment agreement. The potential payments for the award are performance-based.

(2)	Initial LTIP Award included in Mr. Erwin’s employment agreement. The award will vest over three years if performance targets are met.

(3)	Represent options granted under the 2006 Plan. Options have a ten year term and vest over time as described below.

(4)	Restricted stock granted pursuant to Mr. Hildebrand’s employment agreement. The restricted stock will vest in three equal annual installments.

(5)	Options were granted with an exercise price equal to fair value of the Company’s stock on the date first awarded by the Board. The fair value of the Company’s stock is set by the Board of Directors on a quarterly basis.

(6)	The grant date fair value of these awards was calculated in accordance with Statement of Financial Accounting Standards 123(R).

(7)	Ms. Cocozza’s employment terminated on December 31, 2008. Ms. Cocozza’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(8)	Mr. Colliflower’s employment terminated on December 31, 2008. Mr. Colliflower’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(9)	Mr. Gedwed’s employment terminated on June 1, 2008. Mr. Gedwed’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(10)	Mr. Fields’ employment terminated on September 19, 2008. Mr. Fields’ payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(11)	Mr. Boxer’s employment terminated on June 27, 2008. Mr. Boxer’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(12)	Mr. Rydzewski’s employment terminated on December 31, 2008. Mr. Rydzewski’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(13)	Mr. McQuagge’s employment terminated on March 21, 2008. Mr. McQuagge did not receive payment under the annual management incentive program because he separated from the Company before the last day of the first quarter of 2008.

(14)	Mr. Plato’s employment terminated on March 28, 2008. Mr. Plato did not receive payment under the annual management incentive program because he separated from the Company before the last day of the first quarter of 2008.

(15)	The initial exercise price of the options is $34.80 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of June 5, 2008.

(16)	The initial exercise price of the options is $24.00 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of July 9, 2008, beginning on the second anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2008:

	Options Awards							Stock Awards
			Equity		Option				Value of
			Incentive		Exercise		Options		Unvested
	#	#	Plan		Price		Expiration	#	Stock
Name	Exercisable	Unexercisable	# Unearned		($)		Date	Unvested	Awards ($)

Phillip J. Hildebrand	—	412,500	412,500		34.80		06/06/2018	34,483	655,177
	—	82,500	82,500		34.80	(1)	06/06/2018	—	—
Steven P. Erwin	—	150,000	25,000		24.00		09/30/2018	—	—
Jack V. Heller	3,250	8,000	—		39.49		03/29/2017	—	—
	2,500	7,500	—		39.49	(2)	03/29/2017	—	—
	—	6,667	—		24.00		07/09/2018	—	—
	—	6,666		(6)	24.00	(3)	07/09/2018	—	—
William J. Gedwed	28,408	—	—		7.34		03/03/2009	—	—
	77,249	—	—		26.49		12/03/2009	—	—
	46,587	—	—		29.14	(4)	12/03/2009	—	—
Philip Rydzewski	5,102	—	—		40.97		12/31/2009	—	—
Troy A. McQuagge	37,715	—	—		26.49		05/31/2010	—	—
	24,333	—	—		29.14	(5)	05/31/2010	—	—

(1)	The initial exercise price of the options is $34.80 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of June 5, 2008.

(2)	The initial exercise price of the options is $39.49 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of March 29, 2007, beginning on the second anniversary of the grant date.

(3)	The initial exercise price of the options is $24.00 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of July 9, 2008, beginning on the second anniversary of the grant date.

(4)	The initial exercise price of the options was $26.49 per share. The exercise price increased 10% on the second anniversary of the grant date, June 26, 2006, to $29.14. The exercise price will accrete an additional ten percent (10%) before the options expire on December 3, 2009.

(5)	The initial exercise price of the options was $26.49 per share. The exercise price increased 10% on the second anniversary of the grant date, June 26, 2006, to $29.14. The exercise price will accrete an additional ten percent (10%) before the options expire on May 31, 2010.

(6)	Excludes Performance-Based Options where performance goals have not been established for financial statement reporting purposes pursuant to FAS 123R. 15,417 Performance-Based Options are excluded for Mr. Heller.

Option Exercises and Stock Vested

The following table summarizes exercises of stock options and vesting of restricted shares for the Named Executive Officers during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	#	$	#	$

Michael A. Colliflower	2,166	17,999	—	—
Michael E. Boxer	52,588	364,961	—	—
Troy A. McQuagge	17,045	471,465	—	—
James N. Plato	8,861	75,407	—	—

Employment and Separation Agreements

During the 2008 fiscal year, the Company maintained an employment agreement with each of the Named Executive Officers and entered into a separation agreement with each Executive Officer who separated from the Company in 2008. The descriptions below reflect the terms of Messrs. Hildebrand’s, Erwin’s and Heller’s employment agreements as in effect as of December 31, 2008. As described above in “New Hildebrand and Erwin Employment Agreements”, the Company entered into new employment agreements with Messrs. Hildebrand and Erwin on September 8, 2009, which agreements superseded the employment agreements described below. As described above in “Overview of the Company’s Executive Compensation Program”, in connection with the renewal of Mr. Heller’s employment agreement, Mr. Heller’s employment agreement was amended on September 10, 2009. The amendment had the effect of reducing the period of Mr. Heller’s severance from two years to one year, with a corresponding reduction in the period of Mr. Heller’s post-termination non-competition and non-solicitation covenants. In all other respects, the terms of Mr. Heller’s employment agreement remains the same as described below.

Hildebrand Employment Agreement

On June 5, 2008, the Company entered into an employment agreement with Mr. Hildebrand, governing the terms of his employment as the Company’s Chief Executive Officer. The agreement provides for an initial term of three years and thereafter automatically renews for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. Pursuant to the terms of his employment agreement, Mr. Hildebrand is entitled to receive an annual base salary of at least $1.2 million. With respect to the first 12 months of his employment with the Company, Mr. Hildebrand will receive a guaranteed bonus of $1.6 million, with 7/12ths of this bonus vesting and being paid in December 2008 and 5/12ths of this bonus vesting and being paid in June 2009. For the Company’s 2009 fiscal year, Mr. Hildebrand will have a target bonus amount of $1,600,000, and an actual bonus equal to 7/12ths of whatever bonus he earns for the year. With respect to the Company’s 2010 fiscal year and following fiscal years that commence during the term of the agreement, Mr. Hildebrand will have a target bonus opportunity of $1.6 million and a maximum bonus opportunity of $3.2 million. During the term of his agreement, Mr. Hildebrand will be eligible to participate in the Company’s equity and long-term incentive plans and programs as well as any employee benefit plans and perquisite programs. In connection with Mr. Hildebrand’s commencement of employment with the Company, the Company agreed to provide him with relocation benefits of $75,000 in addition to 30 days of temporary living expenses (capped at $8,000).

Pursuant to the terms of his employment agreement Mr. Hildebrand is also entitled to receive long-term incentive awards as described in “Long-Term Incentive Plan Awards” on page 16 of this Information Statement and, in connection with commencement of his employment, Mr. Hildebrand was granted an option to purchase 990,000 shares of the Company’s Class A-1 common stock with the terms described in “Stock Options — 2006 Management Stock Option Plan” on pages 14-16 of this Information Statement.

If Mr. Hildebrand’s employment is terminated by the Company without “Cause” (as defined in the agreement), by Mr. Hildebrand for “Good Reason” (as defined in the agreement) or due to Mr. Hildebrand’s death or

“Disability” (as defined in the agreement), subject to his execution and non-revocation of a release of claims, Mr. Hildebrand will be entitled to the following payments and benefits: (1) except in the event of a termination due to death or Disability, an amount equal to the sum of (a) one years’ base salary and (b) one times his target bonus for the year of termination, payable in 12 equal monthly installments (or in a lump sum within 30 days following the date of his termination if the termination occurs after a Change of Control); (2) if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days Mr. Hildebrand was employed in the applicable performance period; (3) 12 months of continued health and life insurance benefits; (4) to the extent then unvested and unpaid, Mr. Hildebrand’s initial long-term incentive award will vest and be paid to him in accordance with its normal payment schedule; (5) the portion of any other outstanding equity which vests solely based on time/service (“Time-Vested Equity”) that would have vested if Mr. Hildebrand had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options that constitute Time-Vested Equity will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination; (5) the portion of any outstanding equity which vests based on the achievement of performance targets (“Performance Equity”) will continue to remain outstanding and be eligible to vest until the first anniversary of the date of termination (and will vest if the performance targets are achieved during this time period) and, all vested options that constitute Performance Equity will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of vesting (if vesting occurs during the one-year look-forward period); and (6) if Mr. Hildebrand’s employment is terminated without Cause or for Good Reason on or prior to the third anniversary of his start date, he will be entitled to relocation, at his choice, to either Arizona or Utah on the same terms as he was relocated to the Dallas/Ft. Worth area. In addition, if Mr. Hildebrand’s employment is terminated without Cause or for Good Reason (i) after a definitive agreement is entered into which will result in a Change of Control (provided such agreement results in a Change of Control) or (ii) within six months prior to a Change of Control, any Time-Vested Equity will be treated as if it had fully vested as of the date of the Change of Control and any Performance Equity will be treated as if they had been fully vested on the date of the Change of Control to the extent the applicable performance conditions have been satisfied as of such date (and will be forfeited to the extent the applicable performance conditions have not been satisfied as of such date).

On June 30, 2008, Mr. Hildebrand purchased 57,472 shares of the Company’s Class A-1 Common Stock at a purchase price of $34.80 per share, for a total investment of $2 million. Upon a termination of Mr. Hildebrand’s employment for any reason other than by the Company for Cause or by Mr. Hildebrand without Good Reason prior to an initial public offering or a Change of Control, Mr. Hildebrand will have the right to sell such shares owned by him pursuant to his initial equity investment in the Company or pursuant to his initial long-term incentive award to the Company based on their “Fair Market Value” (as defined in the agreement) of such equity at any time during the six-month period following the six month anniversary of his termination of employment. In addition, upon a termination of Mr. Hildebrand’s employment for any reason prior to an initial public offering or a Change of Control, the Company will have the right to purchase any shares held by Mr. Hildebrand at Fair Market Value (except in the event of a termination by the Company for Cause, in which case the purchase price will be at the lower of the original cost of the shares or Fair Market Value) at any time following the later of six months following (i) Mr. Hildebrand’s receipt of such shares or (ii) termination of his employment.

Mr. Hildebrand is entitled to a full change-of-control parachute excise tax gross up protection on all payments and benefits due to him; provided, however, that following a Change of Control (as defined in the employment agreement), the surviving corporation would be entitled to reduce this payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, while employed by the Company and for one year following his termination of employment, Mr. Hildebrand will be subject to certain non-competition and non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If Mr. Hildebrand breaches the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance described above or the pro-rata bonus and will not be obligated to provide him and his eligible dependents with any continued health and life insurance benefits and he will be required to pay back to the Company any cash severance amounts or pro-rata bonus amounts previously paid to him.

Erwin Employment Agreement

The Company entered into an employment agreement with Mr. Erwin dated September 30, 2008, governing the terms of his employment as the Company’s Chief Financial Officer. The agreement provides for an initial term of three years and thereafter automatically renews for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. Pursuant to the terms of his employment agreement, Mr. Erwin is entitled to receive an annual base salary of at least $500,000. With respect to the first 12 months of his employment, Mr. Erwin is entitled to a guaranteed bonus of $500,000, with $166,666.67 paid in December 2008 (the “First Installment”) and $333,333.33 paid in September 2009 (the “Second Installment”). $83,333.34 of the First Installment and $166,666.66 of the Second Installment will be paid to Mr. Erwin in the form of shares of the Company’s Class A-1 Common Stock, less applicable withholding taxes, and the balance will be payable in cash. For the Company’s 2009 fiscal year, Mr. Erwin is eligible for a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of not less than 200% of base salary, with the actual bonus for such fiscal year, if any, reduced by $333,333.33 (to account for portions of the year covered by the first year guaranteed bonus) and for the Company’s 2010 fiscal year and following fiscal years that commence during the term of the employment agreement, Mr. Erwin is eligible for a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of not less than 200% of base salary.

Pursuant to the terms of his employment agreement Mr. Erwin is also entitled to receive long-term incentive awards as described in “Long-Term Incentive Plan Awards” on page 16 of this Information Statement and, in connection with commencement of his employment, Mr. Erwin was granted an option to purchase 175,000 shares of the Company’s Class A-1 common stock with the terms described in “Stock Options — 2006 Management Stock Option Plan” on pages 14-16 of this Information Statement.

During the term of his agreement, Mr. Erwin will be eligible to participate in the Company’s equity and long-term incentive plans and programs as well as any employee benefit plans and perquisite programs. In connection with Mr. Erwin’s commencement of employment with the Company, the Company agreed to provide him with relocation benefits of $75,000 in addition to up to 180 days of temporary living expenses.

If Mr. Erwin’s employment is terminated by the Company without “Cause” (as defined in the employment agreement) or by Mr. Erwin for “Good Reason” (as defined in the employment agreement), subject to his execution and non-revocation of a release of claims, Mr. Erwin would be entitled to receive the following: (1) an amount equal to the sum of (a) one times his annual base salary in effect at the time of termination and (b) one times the product of (x) the base salary in effect at the time of termination and (y) the target bonus percentage for the year of termination of employment, generally payable in equal installments over the one-year period following termination of employment in accordance with the Company’s regular payroll schedule; (2) if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days Mr. Erwin was employed in the applicable performance period; (3) the time-based vesting options granted to Mr. Erwin in connection with the commencement of his employment (the “Time-Based Options”) that would have vested if Mr. Erwin had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested Time-Based Options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination; (4) the performance-based vesting options granted to Mr. Erwin in connection with the commencement of his employment (the “Performance-Based Options”) will continue to remain outstanding and be eligible to vest until the first anniversary of the date of termination (and will vest if the performance targets are achieved during this time period) and, all vested Performance-Based Options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of vesting (if vesting occurs during the one-year look-forward period); and (5) 12 months of continued health care benefit plans, except disability coverage.

On September 30, 2008, Mr. Erwin purchased 10,416 shares of the Company’s Class A-1 Common Stock at a purchase price of $24.00 per share, for a total investment of $250,000. Upon a termination of Mr. Erwin’s employment for any reason other than by the Company for Cause or by Mr. Erwin without Good Reason prior to an initial public offering or a Change of Control, Mr. Erwin will have the right to sell such shares owned by him pursuant to his initial equity investment in the Company or delivered to him as part of his first-year guaranteed bonus based on their “Fair Market Value” (as defined in the agreement) at any time during the six-month period following the six month anniversary of his termination of employment. In addition, upon a termination of Mr. Erwin’s employment for any reason prior to an initial public offering or a Change of Control, the Company will have the right to purchase any shares held by Mr. Erwin at Fair Market Value (except in the event of a termination by the Company for Cause, in which case the purchase price will be at the lower of the original cost of the shares or Fair Market Value) at any time following the later of six months following (i) Mr. Hildebrand’s receipt of such shares or (ii) termination of his employment.

Pursuant to the terms of the employment agreement, Mr. Erwin is entitled to a full change-of-control parachute excise tax gross up protection on all payments and benefits due to him; provided, however, that following a Change of Control (as defined in the employment agreement), the surviving corporation would be entitled to reduce this payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, while employed by the Company and for one year following his termination of employment, Mr. Erwin will be subject to certain non-competition and non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If Mr. Erwin breaches the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance or the long-term incentive award described above and will not be obligated to provide him and his eligible dependents with any continued health care benefits and he will be required to pay back to the Company any cash severance amounts, long-term incentive awards or option rights previously paid to him.

Other Named Executive Officers

The principal terms of the employment agreements of Messrs. Colliflower, Gedwed, McQuagge, Plato were requested by and negotiated with The Blackstone Group following agreement regarding the key terms of the Merger. Each of Ms. Cocozza and Messrs. Heller, Fields, Boxer and Rydzewski entered into definitive employment agreements in connection with his or her subsequent appointment as an officer of the Company.

Generally, these executives are entitled to receive a minimum annual base salary; are eligible for an annual bonus ranging from 40% of annual base salary up to 200% of annual base salary; are entitled to participate in the Company’s 2006 Management Stock Option Plan; and are entitled to participate in certain other employee benefit plans. Other than Mr. Rydzewski’s employment agreement, which does not specify a term, the employment agreements have an initial employment term of two or three years that automatically renew annually upon the expiration of the initial employment term, unless either party gives notice. The employment of Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato terminated effective December 31, 2008, December 31, 2008, June 1, 2008, September 19, 2008, June 27, 2008, December 31, 2008, March 21, 2008, and March 28, 2008, respectively. In addition, certain executives were given the right to purchase shares of the Company’s stock pursuant to their employment agreements. Mr. Fields was given the right to purchase 25,000 shares of the Company’s Class A-1 Common Stock at fair market value, which Mr. Fields exercised on November 26, 2007 at a purchase price of 42.03 per share. Mr. Boxer was given the right to purchase 18,243 shares of the Company’s Class A-1 Common Stock at fair market value and, if he elected to exercise the right to purchase such shares, the Company agreed to award him additional stock options to purchase an equivalent number of shares. On September 29, 2006, Mr. Boxer exercised this right and purchased 18,243 shares of the Company’s Class A-1 Common Stock at $38.37 per share. Ms. Cocozza was given the right to purchase 8,000 shares of the Company’s Class A-1 Common Stock at fair market value. On March 30, 2007, Ms. Cocozza exercised this right and purchased 8,000 shares of the Company’s Class A-1 Common Stock at $50.00 per share.

In addition, under the terms of their employment agreements, the Named Executive Officers are entitled to severance payments in the event their employment is terminated by the Company without Cause (as defined) or the executive terminates his or her employment for Good Reason. For purposes of the employment agreements (other than Mr. Rydzewski’s), the term “Good Reason” generally means termination of employment by the executive within ninety days of any of the following events, without the executive’s consent, after failure of the Company to cure in thirty days: (1) the reduction of the executive’s position from that of a senior level position or, in certain cases, a specifically delineated position, (2) a decrease in the executive’s base salary or target bonus percentage other than in the case of a decrease for a majority of similarly situated executives, (3) a reduction in the executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to the executive unless such reduction applies to a majority of the senior level executives of the Company, or (4) the announcement of a relocation of the executive’s primary place of employment to a location 50 or more miles from the current headquarters. In the case of Mr. Rydzewski’s employment agreement, “Good Reason” means termination of employment by the executive within ninety days of any of the following events, without the executive’s consent: (1) a material and prolonged diminution in authority or responsibility, (2) a decrease in base salary or a reduction in participation in the Company’s benefit plans and policies to a level materially less favorable to the executive, unless such reduction applies to all senior level executives, or (3) any other breach by the Company of a material provision of the employment agreement.

The Other Named Executive Officers (other than Mr. Rydzewski) are entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year, as well as full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive; provided, however, that following a change of control of HealthMarkets, the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of these Named Executive Officers has agreed to two-year post-termination non-competition and non-solicitation covenants. Mr. Rydzewski is entitled to receive 100% of his annual base salary plus a pro-rata portion of his target bonus for the year of termination (based on the number of calendar days he was employed during the year divided by 365) payable in monthly installments and continuation of welfare benefits for one year.

In connection with their separations from the Company, Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato entered into separation agreements with the Company pursuant to which each former executive, in exchange for signing a release, receives severance payments and benefits generally consistent with the terms of his or her employment agreement. Each of these separation agreements (other than Mr. Rydzewski’s) requires that the executive to be available to provide, on an independent contractor basis, consulting services to the Company (and provides for hourly reimbursement of the executive if such consulting services exceed a specified number of hours per month or quarter), provides for full change of control parachute excise tax gross-up protection on all payments and benefits due to the former executive and subjects the former executive to two-year post-termination non-competition and non-solicitation restrictions. Mr. Rydzewski’s separation agreement does not provide for post-termination consulting services, excise tax gross-up protection or post-termination non-competition and non-solicitation restrictions.

Separation agreements entered into with certain former executives provide for post-termination payments or benefits that, to a limited extent, are different than or supplement those contemplated by the executive’s original employment agreement, including the following:

•	Ms. Cocozza: In consideration of Ms. Cocozza’s forfeiture of 95,400 outstanding options granted under the 2006 Plan (42,524 of which were vested and 51,976 of which were unvested), the Company agreed to purchase 8,000 shares of Class A-1 Common Stock owned by Ms. Cocozza at fair market value ($23.37 per share). The 95,400 options were cancelled and terminated.

•	Mr. Colliflower: In consideration of Mr. Colliflower’s forfeiture of 36,672 outstanding options granted under the 2006 Plan (13,344 of which were vested and exercisable and 20,990 of which were unvested) and 2,338 vested options under the 1987 Plan, the Company agreed to make a cash payment to Mr. Colliflower in the amount of $37,478 and to purchase 2,166 shares of Class A-1 Common Stock owned by Mr. Colliflower at fair market value ($23.37 per share). The 36,672 options were cancelled and terminated.

•	Mr. Gedwed: In consideration of Mr. Gedwed’s continuing service on the Company’s Board of Directors, the Company agreed to amend the terms of Mr. Gedwed’s options granted under the 2006 Plan to permit those options to continue vesting during the term of the agreement so long as Mr. Gedwed continues to serve as a director of the Company. If his services as a director are terminated without cause by the Company, Mr. Gedwed will vest in the next vesting level that would have become vested and exercisable if he had continued to serve as a director until the first anniversary of such termination. Mr. Gedwed resigned from the Board on December 3, 2008. In the first quarter of 2009, in consideration of Mr. Gedwed’s forfeiture of 123,863 vested options granted under the 2006 Plan, the Company agreed to settle 28,408 vested options granted to Mr. Gedwed under the 1987 plan by paying Mr. Gedwed $11.66 per option (the difference between fair market value and the option exercise price of $7.34 per share) and to purchase 56,687 shares of Class A-1 Common Stock owned by Mr. Gedwed at fair market value ($19.00 per share).

•	Mr. Fields: In consideration of Mr. Field’s agreeing to reduce the amount of his severance (from $3,740,000 to $1,340,000), the Company agreed to reduce the period of Mr. Fields’ post-termination non- competition and non-solicitation restrictions from two years to one year and to purchase 25,000 shares of Class A-1 Common Stock owned by Mr. Fields at fair market value ($24.00 per share).

•	Mr. McQuagge: Pursuant to his separation agreement, the Company agreed to appoint Mr. McQuagge to the Board of Directors of the Company and to amend the terms of Mr. McQuagge’s options granted under the 2006 Plan to permit those options to continue vesting during the term of the agreement so long as Mr. McQuagge continues to serve as a director of the Company. If his services as a director are terminated without cause by the Company, Mr. McQuagge will vest in the next vesting level that would have become vested and exercisable if he had continued to serve as a director until the first anniversary of such termination. In the second quarter of 2008, in consideration of Mr. McQuagge’s forfeiture of 25,956 unvested options granted under the 2006 Plan, the Company agreed to make a cash payment to Mr. McQuagge in the amount of $225,000. Mr. McQuagge and the Company subsequently agreed that Mr. McQuagge would not be appointed to the Board, in consideration of which the Company agreed to pay Mr. McQuagge $150,000 and to extend the time for Mr. McQuagge to exercise 62,408 vested options until May 31, 2010. Mr. McQuagge’s remaining 57,996 unvested options have terminated. The Company also agreed, following the expiration of the continuation of welfare benefits provided for under his employment agreement, to permit Mr. McQuagge and his dependents to participate in a health insurance plan comparable to the Company’s health plans, at Mr. McQuagge’s own expense (not to exceed 120% of the then-current cost of COBRA) or, in lieu thereof, to participate in a plan marketed by the Company on a guaranteed issue basis, at Mr. McQuagge’s own expense, until Mr. McQuagge becomes eligible for Medicare, not to extend beyond Mr. McQuagge attaining age 65. Any health and life insurance coverage will end if Mr. McQuagge becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

•	Mr. Plato: The Company agreed, following the expiration of continuation of welfare benefits provided for under his employment agreement, to permit Mr. Plato to participate in a health insurance plan comparable to the Company’s health plans, at Mr. Plato’s own expense, until Mr. Plato becomes eligible for Medicare, not to extend beyond Mr. Plato attaining age 65. Any health and life insurance coverage will end if Mr. Plato becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

Potential Payments upon Termination or Change-in-Control

Assuming the Named Executive Officers were terminated on the earlier of December 31, 2008 or their actual termination date and that the fair market value of the Company’s Common Stock was $19.00 as of December 31, 2008, then these Named Executive Officers would be entitled to following payments upon termination of employment or change of control:

	Involuntary	Voluntary			Involuntary
	Termination	Termination	Change in	Death,	Termination
	without Cause	for Good Reason	Control	Disability	for Cause

Phillip J. Hildebrand
Severance(1)	1,200,000	1,200,000	1,200,000	—	—
Target Bonus(2)	1,600,000	1,600,000	1,600,000	—	—
Life, Health & Other Benefits(3)	62,528	62,528	62,528	—	—
Acceleration of Restricted Stock(4)	966,670	966,670	966,670	966,670	—
Acceleration of Stock Options(4)	899,370	899,370	7,271,302	899,370	—
Relocation Expenses	50,000	50,000	50,000	—	—

	4,778,568	4,778,568	11,150,500	1,866,040	—

Steven P. Erwin
Severance(1)	500,000	500,000	500,000	500,000	—
Target Bonus(2)	500,000	500,000	500,000	500,000	—
Life, Health & Other Benefits(3)	22,527	22,527	22,527	22,527	—
Acceleration of Stock Options(4)	563,074	563,074	1,584,000	—	—

	1,585,601	1,585,601	2,606,527	1,022,527	—

Nancy G. Cocozza(8)
Severance(5)	700,000	—	—	—	—
Target Bonus(6)	700,000	—	—	—	—
2008 Bonus(7)	350,000	—	—	—	—
Life, Health & Other Benefits(3)	70,399	—	—	—	—

	1,820,399	—	—	—	—

Michael A. Colliflower(8)
Severance(5)	660,000	—	—	—	—
Target Bonus(6)	495,000	—	—	—	—
2008 Bonus(7)	247,500	—	—	—	—
Life, Health & Other Benefits(3)	84,857	—	—	—	—

	1,487,357	—	—	—	—

Jack V. Heller
Severance(5)	686,400	686,400	686,400	—	—
Target Bonus(6)	686,400	686,400	686,400	—	—
Life, Health & Other Benefits(3)	58,018	58,018	58,018	—	—
Acceleration of Stock Options(4)	173,311	173,311	522,764	173,311	—

	1,604,129	1,604,129	1,953,582	173,311	—

	Involuntary	Voluntary			Involuntary
	Termination	Termination	Change in	Death,	Termination
	without Cause	for Good Reason	Control	Disability	for Cause

William J. Gedwed(8)
Severance(5)	1,200,000	—	—	—	—
Target Bonus(6)	1,200,000	—	—	—	—
Life, Health & Other Benefits(3)	76,397	—	—	—	—
Acceleration of Stock Options(4)	369,527	—	—	—	—

	2,845,924	—	—	—	—

David W. Fields(8)
Severance(1)	800,000	—	—	—	—
2008 Bonus(7)	540,000	—	—	—	—
Life, Health & Other Benefits(3)	47,000	—	—	—	—

	1,387,000	—	—	—	—

Michael E. Boxer(8)
Severance(5)	900,000	—	—	—	—
Target Bonus(6)	900,000	—	—	—	—
2008 Bonus(7)	220,685	—	—	—	—
Life, Health & Other Benefits(3)	70,897	—	—	—	—
Acceleration of Stock Options(4)	78,070	—	—	—	—

	2,169,652	—	—	—	—

Philip Rydzewski(8)
Severance(5)	285,600	—	—	—	—
2008 Bonus(7)	114,240	—	—	—	—
Life, Health & Other Benefits(3)	26,378	—	—	—	—
Acceleration of Stock Options(4)	29,764	—	—	—	—

	455,982	—	—	—	—

Troy A. McQuagge(8)
Severance(5)	900,000	—	—	—	—
Target Bonus(6)	900,000	—	—	—	—
2008 Bonus(7)	150,000
Life, Health & Other Benefits(3)	60,893	—	—	—	—
Acceleration of Stock Options(4)	306,661	—	—	—	—

	2,317,554	—	—	—	—

James N. Plato(8)
Severance(5)	650,000	—	—	—	—
Target Bonus(6)	487,500	—	—	—	—
Life, Health & Other Benefits(3)	50,730	—	—	—	—
Acceleration of Stock Options(4)	10,057	—	—	—	—

	1,198,287	—	—	—	—

(1)	Represents 1 times base salary

(2)	Represents 1 times target bonus

(3)	Represents company portions of current benefit costs for the payment period.

(4)	Represents expense calculated in accordance with SFAS 123(R) for shares accelerated upon occurrence of the event

(5)	Represents 2 times base salary

(6)	Represents 2 times target bonus

(7)	Represents pro rata portion of the 2008 bonus

(8)	Represents actual termination benefits payable pursuant to the agreement executed by the former Named Executive Officer

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 30, 2009 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

		Percent of	Percent of	Percent of
	Common Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	61.0%	—	55.7%
c/o The Blackstone Group
345 Park Avenue
New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	25.0%	—	22.8%
c/o Goldman Sachs & Co.
85 Broad Street, 10th Floor
New York, NY 10154
DLJ Investor Group	3,378,378.3784	12.5%	—	11.4%
c/o DLJ Merchant Banking Partners
One Madison Avenue
New York, New York 10010
Trustees under the HealthMarkets Agents’ Total	1,609,805.0000	—	62.6%	5.4%
Ownership Fund Trust, as amended and restated
effective as of October 1, 2005(2)
c/o HealthMarkets, Inc.
9151 Boulevard 26
North Richland Hills, TX 76180
Trustees under the Dynamic Equity Fund Program	846,920.0000	—	32.9%	2.9%
Trust, as amended and restated effective as of
August 1, 2005(3)
c/o HealthMarkets, Inc.
9151 Boulevard 26
North Richland Hills, TX 76180
Named Executive Officers and Directors:
Phillip J. Hildebrand	164,912.0000	0.6%	—	0.6%
Steven P. Erwin	13,981.0000	0.1%	—	0.0%
Nancy G. Cocozza(4)	—	—	—	—
Michael A. Colliflower(5)	—	—	—	—
Jack V. Heller	46,845.0000	0.1%	1.1%	0.1%
William J. Gedwed(6)	—	—	—	—
David W. Fields(7)	—	—	—	—

		Percent of	Percent of	Percent of
	Common Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Michael E. Boxer(8)	10,485.0000	0.0%	—	0.0%
Philip Rydzewski(9)	5,102.0000	0.0%	—	0.0%
Troy A. McQuagge(10)	62,048.0000	0.2%	—	0.2%
James N. Plato(11)	—	—	—	—
Allen F. Wise(12)	—	—	—	—
Chinh E. Chu	—	—	—	—
Harvey C. DeMovick, Jr.(13)	—	—	—	—
Jason K. Giordano	—	—	—	—
Adrian M. Jones	—	—	—	—
Mural R. Josephson	2,432.0000	0.0%	—	0.0%
Matthew S. Kabaker(14)	—	—	—	—
Andrew S. Kahr(15)	—	—	—	—
David K. McVeigh	—	—	—	—
Sumit Rajpal	—	—	—	—
Kamil M. Salame(16)	—	—	—	—
Steven J. Shulman	24,324.0000	0.1%	—	0.1%
Ryan M. Sprott	—	—	—	—
All executive officers and directors (14 individuals as a group)	324,939.0000	1.1%	1.1%	1.1%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of October 30, 2009.

(2)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006.

(3)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006.

(4)	Ms. Cocozza’s employment with the Company terminated effective December 31, 2008.

(5)	Mr. Colliflower’s employment with the Company terminated effective December 31, 2008.

(6)	Mr. Gedwed’s employment with the Company terminated effective June 1, 2008. He resigned from the Board effective December 3, 2008.

(7)	Mr. Fields’ employment with the Company terminated effective September 19, 2008.

(8)	Mr. Boxer’s employment with the Company terminated effective June 27, 2008.

(9)	Mr. Rydzewski’s employment with the Company terminated effective December 31, 2008.

(10)	Mr. McQuagge’s employment with the Company terminated effective March 21, 2008.

(11)	Mr. Plato’s employment with the Company terminated effective March 28, 2008.

(12)	Mr. Wise resigned from the Board effective February 6, 2009.

(13)	Mr. DeMovick resigned from the Board effective February 9, 2009.

(14)	Mr. Kabaker resigned from the Board effective January 16, 2009.

(15)	Mr. Kahr resigned from the Board effective July 31, 2008.

(16)	Mr. Salame resigned from the Board effective April 1, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2008. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in this paragraph, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2008, except for the initial Form 3 on behalf of Vicki A. Cansler, Anthony M. Garcia and Jack V. Heller, each of which was filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of Private Equity Investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets’ common shares (other than shares held by certain members of management and shares through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

Immediately prior to the Merger, Gladys J. Jensen, individually and in her capacity as executor of the estate of the late Ronald L. Jensen (the Company’s founder and former Chairman), beneficially held approximately 17.04% of the outstanding shares of the Company, and the adult children of Mrs. Jensen beneficially held in the aggregate approximately 10.09% of the outstanding shares of the Company. As a result of the Merger, Mrs. Jensen and her adult children divested their holdings in the Company, and affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners acquired, as of the effective date of the Merger, approximately 55.3%, 22.7% and 11.3%, respectively, of the Company’s outstanding equity securities. At October 30, 2009, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 56.2%, 23.0% and 11.5%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu, David K. McVeigh and Jason K. Giordano serve as a Senior Managing Director, Executive Director and Associate, respectively, of The Blackstone Group, Adrian M. Jones and Sumit Rajpal serve as a Managing Director and a Vice President, respectively, of Goldman, Sachs & Co., and Ryan M. Sprott is a Partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transactions with the Private Equity Investors

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors. In accordance with the terms of the Transaction and Monitoring Fee Agreements, the advisory affiliates of each of the Private Equity Investors agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are in each case subject to upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The aggregate annual monitoring fees in the amount of $12.5 million paid with respect to 2008 were paid in full to the advisory affiliates of the Private Equity Investors in January 2008. The aggregate annual monitoring fees in the amount of $12.5 million with respect to 2009 were paid in full to the advisory affiliates of the Private Equity Investors in January 2009.

In accordance with the terms of the Transaction and Monitoring Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the monitoring services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement. In 2009, the Company paid approximately $158,000 and $46,000 to affiliates of the Blackstone Group and DLJ Merchant Banking Partners, respectively, for out-of-pocket expenses in connection with the monitoring services.

Interest Rate Swaps

At the effective date of the Merger, an affiliate of The Blackstone Group assigned to the Company three interest rate swap agreements with an aggregate notional amount of $300.0 million. At the effective date of the Merger, the interest rate swaps had an aggregate fair value of approximately $2.0 million.

Transaction Fee Agreements

In accordance with the terms of separate Future Transaction Fee Agreements, each dated as of May 11, 2006, affiliates of each of the Private Equity Investors agreed to provide to the Company certain financial and strategic advisory services with respect to future acquisitions, divestitures and recapitalizations. For such services, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners are entitled to receive 0.6193%, 0.2538% and 0.1269%, respectively, of the aggregate enterprise value of any units acquired, sold or recapitalized by the Company.

In accordance with the terms of the Future Transaction Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the advisory services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement.

In connection with the completion of the transactions contemplated by the Agreement for Reinsurance and Purchase and Sale of Assets dated June 12, 2008 pursuant to which Wilton Reassurance Company or its affiliates acquired substantially all of the business of the Company’s Life Insurance Division, the Company remitted to affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners future transaction fees of approximately $1.2 million, $479,000 and $240,000, respectively.

Pursuant to the terms of an engagement letter dated June 2, 2009, Blackstone Advisory Services L.P. agreed to provide certain financial advisory services to the Company in connection with opportunities presented by the launch of its Insphere Insurance Solutions, Inc. subsidiary. The Company has agreed to pay Blackstone Advisory Services a fee in the amount of $2.0 million contingent upon the completion of transaction(s) related to such opportunities.

Group Purchasing Organization

Effective June 1, 2006, the Company agreed to participate in a “group purchasing organization” (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during the twelve months ended December 31, 2008 and the nine months ended September 30, 2009 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the Class A-1 Common Stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Investment in Certain Funds Affiliated with the Private Equity Investors

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by Mid-West National Life Insurance Company of Tennessee in Goldman Sachs Real Estate Partners, L.P., a commercial real estate fund managed by an affiliate of Goldman Sachs Capital Partners. The Company has committed such investment to be funded over a series of capital calls. During 2009, the amount of the Company’s original commitment was reduced by $2.0 million, to $8.0 million. On April 2, 2009, the Company funded a capital call for $600,000. As of September 30, 2009, the Company has made contributions totaling $3.9 million, and has a remaining commitment to Goldman Sachs Real Estate Partners, L.P. of $4.1 million.

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by The MEGA Life and Health Insurance Company in Blackstone Strategic Alliance Fund L.P., a hedge fund of funds managed by an affiliate of The Blackstone Group. The Company has committed such investment to be funded over a series of capital calls. During 2009, the Company funded a $1.4 million capital call to such investment. As of September 30, 2009, the Company has made contributions totaling $5.8 million, and has a remaining commitment to Blackstone Strategic Alliance Fund L.P. of $4.2 million. In September 2009, the Company received a $771,000 distribution from the Blackstone Strategic Alliance Fund L.P., which was recorded as investment income.

Other

From time to time, the Company may obtain goods or services from parties in which the Private Equity Investors hold an equity interest. For example, in 2008 and 2009, the Company held several events at a hotel in which an affiliate of The Blackstone Group holds an equity interest. During the twelve months ended December 31, 2008 and the nine months ended September 30, 2009, in connection with these events, the Company paid the hotel approximately $2.5 million and $3.9 million, respectively. Employees of the Company traveling on business may also, from time to time, receive goods or services from entities in which the Private Equity Investors hold an equity interest. The Company believes that the terms of all such transactions are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

THE BOARD OF DIRECTORS RECOMMENDS THE ADOPTION OF THE SECOND AMENDED AND RESTATED HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN

The Second Amended and Restated HealthMarkets, Inc. 2006 Management Option Plan requires the affirmative vote of holders of a majority of the shares of HealthMarkets, Inc. common stock present or represented and entitled to vote on the proposal, with holders of a majority of the total number of shares of HealthMarkets, Inc. common stock entitled to vote actually voting on the proposal.

2. OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Special Meeting other than those referred to in the Notice of Special Meeting and this Information Statement.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: November 10, 2009

Exhibit A

SECOND AMENDED AND RESTATED
HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN
(As Approved by the Board of Directors Effective November 4, 2009)

1. Purpose.The purpose of the Second Amended and Restated HealthMarkets 2006 Management Option Plan is to attract and retain officers and other key employees for HealthMarkets, Inc., a Delaware corporation, and its Subsidiaries (as defined below) and to provide to such persons incentives and rewards for superior performance.

2. Definitions.  As used in this Plan:

“409A Guidance” has the meaning provided in Section 18 of this Plan.

“Affiliate” of a Person means any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Adjusted EBITDA” means EBITDA, plus or minus one or any combination of the following as determined by the Board: severance and stock option related expense for terminated employees, negotiated regulatory, compliance and legal settlements (“Settlements”), fines and penalties and unbudgeted external legal and consulting fees associated with Settlements, other expenses associated with Settlements (including, without limitation, expenses associated with withdrawal from jurisdictions affected by Settlements), impairments of investment securities, costs associated with property leases, impairment of assets before the end of their useful lives, owners’ sponsor fees and expenses, expenses associated with mergers and acquisitions transactions and exited businesses, transaction amounts and awards, expenses associated with special Board-directed programs and actions (including, without limitation, expenses associated with the employment agreements between the Company and each of Messrs. Hildebrand, Chandra, Erwin and Westen dated as of September 8, 2009), expenses associated with the formation and implementation of Insphere Insurance Solutions, Inc. and related balance sheet adjustments, variable stock compensation expense and income related to changes in stock price for agent stock plans only, realized gains and losses on securities transactions and asset sales, and any financial impact on deferred acquisition costs.

“Amortization” means the scheduled expensing of intangible assets over their useful lives.

“Award” means an Option Right, Share of Restricted Stock, Restricted Stock Unit or Performance-Based Restricted Award.

“Blackstone” means The Blackstone Group.

“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 15 of this Plan, such committee (or subcommittee).

“Business Combination” has the meaning provided in Section 10 of this Plan.

“Change of Control” has the meaning provided in Section 10 of this Plan.

“Class A-1 Common Stock” means the shares of Class A-1 Common Stock, par value $0.01 per share, of the Company or any security into which such shares of Class A-1 Common Stock may be changed by reason of any transaction or event of the type referred to in Section 9 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means HealthMarkets, Inc., a Delaware corporation.

“Controlling Interest” in an entity will mean (x) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity.

“Covered Employee” means an individual who is a covered employee, as defined in Section 162(m) of the Code and Treasury Regulation Section 1.162-27(c) (or its successor).

“Date of Grant” means the date specified by the Board on which a grant of an Award shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).

“Depreciation” means the scheduled expensing of tangible assets over their useful lives.

“Director” means a member of the Board.

“Earnings” means income from continuing operations only according to generally acceptable accounting principles.

“EBITDA” means Earnings before Interest Expense, Income Taxes, Depreciation and Amortization.

“Effective Time” has the meaning provided in Section 1.3 of the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” shall have the meaning set forth in the Stockholders Agreement.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Individual” has the meaning provided in Section 10 of this Plan.

“Income Taxes” means federal income taxes only.

“IPO” shall have the meaning set forth in the Stockholders Agreement.

“Management Objectives” means the measurable performance objective or objectives established, when so determined by the Board, pursuant to this Plan for Participants who have received grants of Awards pursuant to this Plan, including, without limitation, Awards that are intended to qualify for the Performance-Based Exception. In the case of Performance-Based Restricted Awards, such Management Objectives shall be (i) based on the attainment of one or any combination of the following either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies: stock price, return on equity, assets under management, EBITDA, Adjusted EBITDA, earnings per share, price-earnings multiples, net income, operating income, pre-tax income, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, change in working capital, return on capital revenues, working capital, accounts receivable, productivity, margin, net capital employed, return on assets, stockholder return, return on capital employed, increase in assets, internal sales growth, cash flow, market share, relative performance to a comparison group designated by the Board, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures or stockholder return with respect to the Company or any Subsidiary, division or department of the Company and (ii) set by the Board within the time period prescribed by Section 162(m) of the Code and the regulations promulgated thereunder. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed and may be made relative to the performance of other corporations during a Performance Period.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.

“Merger Agreement” means the Agreement and Plan of Merger dated September 15, 2005 by and among Premium Finance LLC, a Delaware limited liability company, Mulberry Finance Co., Inc., a Delaware corporation, DLJMB IV First Merger LLC, a Delaware limited liability company, Premium Acquisition, Inc., a Delaware corporation (“ Merger Co 1”), Mulberry Acquisition, Inc., a Delaware corporation (“ Merger Co 2”), DLJMB IV First Merger Co Acquisition Inc., a Delaware corporation (“Merger Co 3,” and, together with

Merger Co 1 and Merger Co 2, the “ Merger Cos”) and the Company, pursuant to which each of the Merger Cos will be merged into the Company (the “Merger”) at the Effective Time.

“Non-Employee Director” means a director who is not an employee of the Company or any Subsidiary.

“Non-Qualified Stock Options” means Option Rights which are not intended to be Incentive Stock Options.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

“Outstanding Company Voting Securities” means the then-outstanding equity securities of the Company entitled to vote generally in the election of directors.

“Participant” means a person who is selected by the Board to receive an Award under this Plan and who is at the time an officer or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an Award.

“Permitted Holders” has the meaning provided in Section 10 of this Plan.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code, as prescribed in Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e) (or its successor), which is applicable during such period that the Company is a Publicly Held Corporation.

“Performance-Based Restricted Awards” means Awards of Restricted Stock or Restricted Stock Units awarded to a Participant pursuant to Section 6 or Section 7, as applicable, the grant or vesting of which is contingent upon the attainment of specified Management Objectives.

“Performance Period” means that period of time determined by the Board over which performance is measured for the purpose of determining a Participant’s right to, and the payment value of, any Performance-Based Restricted Award that is intended to qualify for the Performance-Based Exception.

“Plan” means this Second Amended and Restated HealthMarkets 2006 Management Option Plan.

“Publicly Held Corporation” means a corporation issuing any class of common equity securities required to be registered under Section 12 of the Exchange Act.

“Restricted Stock” means an Award granted under Section 6 of this Plan.

“Restricted Stock Units” means an Award granted under Section 7 of this Plan.

“Restriction Period” means, with respect to an Award of Restricted Stock or Restricted Stock Units, the period, if any, set by the Board, commencing with the date of such Award for which vesting restrictions apply and until the expiration of such vesting restrictions.

“Shares” means shares of Class A-1 Common Stock.

“Stockholders Agreement” means the UICI Stockholders’ Agreement by and among investment funds affiliated with The Blackstone Group, L.P., Goldman Sachs & Co. and DLJ Merchant Banking Partners IV, L.P., the Company, and other signatories thereto dated April 5, 2006, as may be amended from time to time.

“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than fifty percent (50%) of the total combined voting power represented by all classes of stock issued by such corporation.

“Ten Percent Employee” means an employee of the Company or any of its Subsidiaries who owns Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

3. Shares Available Under this Plan.  (a) Subject to adjustment as provided in Section 3(b) and Section 9 of this Plan, the number of Shares that may be issuable pursuant to Awards shall not exceed in the aggregate 4,589,741 Shares. Subject to adjustment as provided in Section 3(b) and Section 9 of this Plan, the number of Shares that may be issuable to any single Participant during the term of this Plan pursuant to Option Rights or Performance-Based Restricted Awards shall not exceed in the aggregate 4,589,741 Shares. The total number of available Shares that may be issuable upon exercise of Option Rights intended to be Incentive Stock Options shall not exceed 4,589,741. Such Shares may be shares of original issuance or treasury shares or a combination thereof.

(b) The number of Shares available in Section 3(a) above shall be adjusted to account for shares relating to Awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of Shares or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any Award granted under this Plan, any shares that were covered by that Award shall again be available for issue or transfer hereunder; provided, however, that Shares withheld to satisfy tax withholding obligations shall be deemed delivered for purposes of the limitation set forth in the third sentence of Section 3(a).

4. Option Rights.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, or (iii) combinations of the foregoing.

(b) Each grant shall specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(c) Each grant shall specify an Option Price per share. The Option Price of an Option Right may not be less than 100% of the Fair Market Value on the Date of Grant, except that the Option Price of an Incentive Stock Option issued to a Ten Percent Employee may not be less than 110% of the Fair Market Value on the Date of Grant.

(d) The Option Price shall be payable in (i) cash in the form of currency or check or by wire transfer as directed by the Company or (ii) such other form of consideration as is deemed acceptable by the Board.

(e) The Company may provide for payment of the Option Price by the Optionee, in installments, if the Optionee so elects, with or without interest, upon terms determined by the Board.

(f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(g) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change of Control or such other times as the Board shall determine.

(h) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(i) The Board may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee.

(j) No Option Right shall be exercisable more than 10 years from the Date of Grant (5 years with respect to Incentive Stock Options granted to a Ten Percent Employee).

(k) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Board may approve.

(l) Upon termination of a Participant’s employment with the Company prior to an IPO, any Shares acquired as a result of the exercise of an Option Right shall be subject to the Call Rights as provided in the Stockholders Agreement.

5. Awards of Option Rights to Non-Employee Directors.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights.

(a) Each grant of Option Rights awarded pursuant to this Section 5 shall be upon terms and conditions consistent with Section 4 of this Plan and shall be evidenced by an agreement in such form as shall be approved by the Board. Each grant shall specify an Option Price per share, which shall not be less than 100% of the Fair Market Value on the Date of Grant. Each such Option Right granted under the Plan shall expire not more than 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Unless otherwise determined by the Board, such Option Rights shall be subject to the following additional terms and conditions:

(i) Each grant shall specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of this plan.

(ii) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death, the then outstanding Options Rights of such holder may be exercised to the extent that they would be exercisable on the date that is ninety days after the date of such termination and shall expire ninety days after such termination, or on their stated expiration date, whichever occurs first.

(iii) In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder may be exercised at any time within one (1) year after such death or disability, but in no event after the expiration date of the term of such Option Rights.

(iv) If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

(v) Option Rights may be exercised by a Non-Employee Director only upon payment to the Company in full of the Option Price of the Shares to be delivered. Such payment shall be made in (i) cash in the form of currency or check or by wire transfer as directed by the Company or (ii) such other form of consideration as is deemed acceptable by the Board.

6. Restricted Stock

(a) Nature of Awards and Certificates.  Shares of Restricted Stock are actual Shares issued to a Participant subject to restrictions on transferability and/or vesting, and shall be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. The Board may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(b) Terms and Conditions.  Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Board shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant, upon the attainment of performance conditions (whether or not such conditions are Management Objectives) or upon both the attainment of performance conditions (whether or not such conditions are Management Objectives) and the continued service of the applicable Participant. In the event that the grant or vesting of an Award of Restricted Stock is conditioned upon the attainment of Management Objectives, or upon both the attainment of Management Objectives and the continued service of the applicable Participant, the Board may, prior to or at the time of grant, designate such an Award as a Performance-Based Restricted Award. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Awards (including without limitation any Management Objectives) need not be the same with respect to each Participant.

(ii) Except as provided in this Section 6 and in an applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding Shares that are the subject of the Restricted Stock, including the right to vote the Shares. If so determined by the Board in the applicable agreement evidencing the Restricted Stock Award, (A) regular cash dividends on the Shares that are the subject of the Restricted Stock Award shall be automatically deferred and/or reinvested in additional Restricted Stock and held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 9, dividends payable in Shares shall be paid in the form of Shares of Restricted Stock, held subject to the vesting of the underlying Restricted Stock. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Performance-Based Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

(iii) Except as otherwise set forth in the applicable agreement evidencing the Restricted Stock Award, upon a termination of a Participant’s employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant.

(iv) If and when any applicable Management Objectives are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

(v) A Participant who has not theretofore become party to the Stockholders Agreement shall be required to become a party to the Stockholders Agreement as a condition to his receipt of an Award of Restricted Stock.

7. Restricted Stock Units

(a) Nature of Awards.  Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

(b) Terms and Conditions.  Restricted Stock Units shall be subject to the following terms and conditions:

(i) The Board shall, prior to or at the time of grant, condition the grant, vesting or transferability of Restricted Stock Units upon the continued service of the applicable Participant, upon the attainment of performance conditions (whether or not such conditions are Management Objectives) or upon both the attainment of performance conditions (whether or not such conditions are Management Objectives) and the continued service of the applicable Participant. In the event that the Board conditions the grant or vesting of Restricted Stock Units upon the attainment of Management Objectives or upon both the attainment of Management Objectives and the continued service of the applicable Participant, the Board may, prior to or at the time of grant, designate such Awards as Performance-Based Restricted Awards. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Management Objectives) need not be the same with respect to each Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Board in an applicable Award Agreement or, if the Board so permits, in accordance with an election of the Participant pursuant to a deferred compensation arrangement in compliance with, or intended to an exception or exemption from, the requirements of Section 409A of the Code.

(ii) The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Shares or other property corresponding to the dividends payable on the Shares. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock Units that constitute Performance-Based Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock Units, such that the dividends and/or the Restricted Stock Units maintain eligibility for the Performance-Based Exception.

(iii) Except as otherwise set forth in the applicable Award agreement, upon a Participant’s termination of employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant.

(iv) A Participant who has not theretofore become party to the Stockholders Agreement shall be required to become a party to the Stockholders Agreement as a condition to his receipt of an Award of Restricted Stock Units.

8. Transferability.  (a) Except as otherwise determined by the Board or as set forth in the Stockholders Agreement, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b) The Board may specify at the Date of Grant that part or all of the Shares that are to be issued or transferred by the Company upon the exercise of Option Rights, the vesting of Restricted Stock or the settlement of Restricted Stock Units shall be subject to further restrictions on transfer.

9. Adjustments.  The Board shall make or provide for such substitution or adjustments in the numbers of Shares covered by outstanding Awards granted hereunder, and in the kind and, to the extent applicable, Option Price of Shares covered by outstanding Awards and/or such other equitable substitution or adjustments as the Board, in its sole discretion, exercised in good faith, may determine to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, extraordinary cash-dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reclassification, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Such substitutions and adjustments may include, without limitation, (i) canceling any and all Awards other than Option Rights in exchange for cash payments equal to the value of the consideration paid to a shareholder of a Share in connection with such an adjustment event and (ii) with respect to Option Rights, cancelling such Option Rights in exchange for cash payments equal to the excess, if any, of the value of the consideration paid to a shareholder of a Share over the Option Price per share subject to such Option Right in connection with such an adjustment event. The Board shall also make or provide for such adjustments in the aggregate number and class of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 9; provided, however, that any such adjustment to the number of Incentive Stock Options available for grant specified in Section 3(a) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify. The Board may also in its discretion modify the Management Objectives or the related minimum acceptable level of achievement applicable to any Award, in whole or in part, as the Board deems appropriate and equitable to reflect any of the foregoing, provided that no such modification shall be made if the effect would be to cause an Award that is intended to be a Performance-Based Restricted Award to no longer constitute a Performance-Based Restricted Award,

10. Change of Control.  For purposes of this Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant made under the Plan, a “Change of Control” shall mean if at any time any of the following events shall have occurred:

(a) the acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (an “Individual”), other than Blackstone, DLJ Merchant Banking Partners IV, L.P. and Goldman, Sachs & Co. and their respective Affiliates (the “Permitted Holders”), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any Person pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) below; or

(b) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination.

(c) Notwithstanding paragraphs (a) and (b) above, in no event will a Change of Control be deemed to occur if the Permitted Holders maintain a direct or indirect Controlling Interest in the Company or in an entity that maintains a direct or indirect Controlling Interest in the Company.

(d) Notwithstanding the foregoing, with respect to any Award that (i) constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and (ii) is, pursuant to its terms, settled upon a Change of Control, a Change of Control shall only be deemed to occur if such Change of Control also constitutes a “change in control event” within the meaning of Section 409A of the Code.

11. Fractional Shares.  The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

12. Withholding Taxes.  The Company may withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Participant’s FICA obligation) in connection with any payment made or benefit realized by a Participant or other person under this Plan or otherwise, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Company may elect to have such withholding obligation satisfied by having the Participant surrender to the Company or any Subsidiary a portion of the Shares that are issued or transferred to the Participant upon the exercise of an Option Right (but only to the extent of the minimum withholding required by law), and the Shares so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such surrender.

13. Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for options to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

14. Stockholders Agreement.  Shares acquired upon exercise of an Option Right, vesting of any Restricted Stock award or settlement of any Restricted Stock Unit award will be subject to the terms and conditions of the Stockholders’ Agreement. The Company and Participants acknowledge that they will agree to provide the Company with the right to require a Participant to waive any registration rights with regard to such Shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional Awards to compensate for any such Participant’s loss of liquidity.

15. Administration of this Plan.  (a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two Directors appointed by the Board. If Directors constitute “outside directors” for purposes of the Performance-Based Exception while the Company is a Publicly Held Corporation, then in such event such Directors (or a subset thereof) shall be delegated authority to administer the Plan. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee.

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

16. Amendments, Etc.  (a) The Board may at any time and from time to time amend this Plan in whole or in part, including, without limitation, to comply with applicable law, stock exchange rules or accounting rules; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

(b) The Board may, with the concurrence of the affected Participant and as otherwise permitted by Section 9 hereof, cancel any agreement evidencing Awards granted under this Plan. In the event of such cancellation, the Board may authorize the granting of new Awards under this Plan (which may or may not cover the same number of Shares that had been the subject of the prior award) in such manner, with respect to Option Awards, at such Option Price, and subject to such other terms, conditions and discretions as would have been applicable under this Plan had the canceled Awards not been granted.

(c) In case of termination of employment or, if the Participant is a Non-Employee Director, termination of service on the Board by reason of death, disability or normal or early retirement (as determined by the Board), or in the case of hardship or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, unvested Restricted Stock or unvested Restricted Stock Units, or who holds Shares subject to any transfer restriction imposed pursuant to Section 8(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Award may be exercised or vest, as applicable, or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

(f) Any grant of Awards may require, as a condition to the exercise, grant or sale thereof, that the Participant agree to be bound by (i) any shareholders agreement among all or certain shareholders of the Company that may be in effect at the time of exercise, grant or sale or certain provisions of any such agreement that may be specified by the Company or (ii) any other agreement requested by the Company.

17. Termination.  No grant shall be made under this Plan more than 10 years after the date on which this Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

18. Compliance with Section 409A of the Code.  The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that a payment and/or benefit owed or due to a Participant under the Plan is subject to Section 409A of the Code, it shall be paid in a manner that complies with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “409A Guidance”). Any provision of the Plan that would cause a payment and/or benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the 409A Guidance).

19. Compliance with Code Section 162(m) for Publicly Held Corporation.  While the Company is a Publicly Held Corporation, unless otherwise determined by the Board with respect to any particular Award, it is intended that the Plan shall comply fully with the applicable requirements so that any Awards subject to Section 162(m) of the Code that are granted to Covered Employees shall qualify for the Performance-Based Exception. If any provision of the Plan or an Award agreement would disqualify the Plan or would not otherwise permit the Plan or Award to comply with the Performance-Based Exception as so intended, such provision shall be construed or deemed to be amended to conform to the requirements of the Performance-Based Exception to the extent permitted by applicable law and deemed advisable by the Board.

20. Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, spin-off, or otherwise, of all or substantially all of the business and/or assets of the Company.

21. Unfunded Status of Plan.  It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or make payments; provided, however, that unless the Board otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

22. Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

23. Severability.  If one or more of the provisions of the Plan is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

24. Governing Law.  The interpretation, performance, and enforcement of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.